Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 11, 2014

among

MOLYCORP, INC.,
as Borrower

VARIOUS LENDERS,

and

OCM MLYCO CTB LTD.,
as Administrative Agent and First Priority Collateral Agent

________________________________________________________

$185,000,000 Term Loan
________________________________________________________

4.14. No Defaults	55
4.15. Material Contracts	56
4.16. Governmental Regulation	56
4.17. Federal Reserve Regulations; Exchange Act	56
4.18. Employee Matters	56
4.19. Employee Benefit Plans	57
4.20. Security Documents	57
4.21. Solvency	58
4.22. Financing Agreements	58
4.23. Compliance with Statutes, Etc.	58
4.24. Disclosure	58
4.25. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	59

SECTION 5. AFFIRMATIVE COVENANTS	59
5.1. Financial Statements and other Reports	59
5.2. Existence	62
5.3. Payment of Taxes and Claims	53
5.4. Maintenance of Properties.	53
5.5. Insurance	63
5.6. Books and Records; Inspections	63
5.7. Lenders Meetings	64
5.8. Compliance with Laws	64
5.9. Environmental	64
5.10. Subsidiaries	65
5.11. Further Assurances	66

SECTION 6. NEGATIVE COVENANTS	66
6.1. Indebtedness or Preferred Stock	66
6.2. Liens	71
6.3. Restricted Payments	75
6.4. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries of Borrower	78
6.5. Limitation on Asset Sales	80
6.6. Investments	81
6.7. Consolidation, Merger or Sale of Assets	83
6.8. Transactions with Affiliates	84
6.9. No Further Negative Pledges	86
6.10. Disposal of Subsidiary Interests	86
6.11. Sales and Lease‑Backs	86
6.12. Conduct of Business	86
6.13. Amendments or Waivers of Organizational Documents and Certain Financing Agreements	86
6.14. Amendments or Waivers of with respect to Certain Indebtedness	87
6.15. Fiscal Year	87

SECTION 7. EVENTS OF DEFAULT	87
7.1. Events of Default	87

SECTION 8. AGENTS	91
8.1. Appointment of Agents	91
8.2. Powers and Duties	91
8.3. General Immunity	91
8.4. Agents Entitled to Act as Lender	93
8.5. Lenders’ Representations, Warranties and Acknowledgment	93
8.6. Right to Indemnity	94
8.7. Successor Administrative Agent and First Priority Collateral Agent	94
8.8. Collateral Documents and Guaranty	96
8.9. Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim	98

SECTION 9. MISCELLANEOUS	99
9.1. Notices	99
9.2. Expenses	101
9.3. Indemnity	102
9.4. Set‑Off	103
9.5. Amendments and Waivers	103
9.6. Successors and Assigns; Participations	105
9.7. Maximum Pari Passu Secured Indebtedness	109
9.8. Independence of Covenants	109
9.9. Survival of Representations, Warranties and Agreements	109
9.10. No Waiver; Remedies Cumulative	110
9.11. Marshalling; Payments Set Aside	110
9.12. Severability	110
9.13. Obligations Several; Independent Nature of Lenders’ Rights	110
9.14. Headings	110
9.15. APPLICABLE LAW	110
9.16. CONSENT TO JURISDICTION	111
9.17. WAIVER OF JURY TRIAL	111
9.18. Confidentiality	112
9.19. Usury Savings Clause; Early Payment Premium Savings Clause	113
9.20. Effectiveness; Counterparts	114
9.21. Entire Agreement	114
9.22. Electronic Execution of Assignments	114
9.23. PATRIOT Act	114
9.24. No Fiduciary Duty	115
9.25. Judgment Currency	115
9.26. Statements Regarding Collateral Agency Agreement	115
9.27. OID Legend	116

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.9	Intercompany Obligations
	4.10	Adverse Proceedings
	4.15	Material Contracts
	4.21	Security Documents
	6.1	Certain Indebtedness
	6.2	Certain Liens

EXHIBITS:	A	Funding Notice
	B	Compliance Certificate
	C	Assignment Agreement
	D-1	Closing Date Certificate
	D-2	Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 11, 2014 (this “Agreement”), is entered into by and among MOLYCORP, INC., a Delaware corporation (“Borrower”), Lenders party hereto from time to time, and OCM MLYCO CTB LTD., an exempted company formed under the laws of the Cayman Islands, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as First Priority Collateral Agent (together with its permitted successor in such capacity, “First Priority Collateral Agent”).
RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Lenders have agreed to extend term loans to Borrower, in an aggregate principal amount not to exceed $185,000,000, the proceeds of which will be used for capital expenditures, to pay interest expense and general working capital purposes (including, without limitation, (a) the payment of transaction expenses for this Agreement, the Magnequench Financing and the Sale Leaseback and (b) the Oaktree Notes Repurchase); and
WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Pari Passu Collateral Agent for the benefit of Secured Parties, a pari passu Lien on the Pari Passu Collateral (as each term is defined herein) and Guarantors have agreed to guarantee the Obligations and secure such guarantees by granting, as applicable, (a) to First Priority Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on the First Priority Collateral and (b) to Pari Passu Collateral Agent for the benefit of Secured Parties, a pari passu Lien on the Pari Passu Collateral (as each term is defined herein);
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
1.1.    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“2016 Notes” means the 3.25% Convertible Senior Notes of Borrower Due 2016 issued from time to time pursuant to the Indenture, dated as of June 15, 2011, between Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated, supplemented or other otherwise modified from time to time in accordance with Section 6.14.
“2016 Notes Equity Refinancing” means the repayment in full of the 2016 Notes that remain outstanding after the Oaktree Notes Repurchase with the proceeds of the sale of common Equity Interests of Borrower or the exchange of the 2016 Notes for common Equity Interests of Borrower or any combination thereof.

“2017 Notes” means the 6.00% Convertible Senior Notes of Borrower Due 2017 issued from time to time pursuant to the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of August 22, 2012, between Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated, supplemented or other otherwise modified from time to time in accordance with Section 6.14.
“2018 Notes” means the 5.50% Convertible Senior Notes of Borrower Due 2018 issued from time to time pursuant to the Base Indenture, as supplemented by the Second Supplemental Indenture, dated as of January 30, 2013, between Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated, supplemented or other otherwise modified from time to time in accordance with Section 6.14.
“Acquired Debt” means, with respect to any specified Person, Indebtedness of a Person existing at the time the Person is acquired by, merges with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person being acquired by, merging with or into or becoming a Subsidiary of such specified Person.
“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Subsidiary of Borrower, or other assets (other than cash and Cash Equivalents, securities (including Equity Interests) or assets classified as current assets under GAAP) that are to be used in a Permitted Business of Borrower or one or more of its Subsidiaries.
“Administrative Agent” as defined in the preamble hereto.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.
“Agent” means each of (i) Administrative Agent, (ii) Pari Passu Collateral Agent and (iii) any other Person (other than First Priority Collateral Agent) appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 9.1(b)(iii).
“Aggregate Amounts Due” as defined in Section 2.13.
“Agreement” means this Credit Agreement, dated as of September 11, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” as defined in Section 4.25.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 9.1(b).
“Asset Sale” means any sale, lease, transfer or other disposition of any assets by Borrower or any of its Subsidiaries other than the sale, lease, transfer or other disposition of assets in the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Subsidiary of Borrower (other than directors’ qualifying shares and shares required by applicable law to be held by a Person other than Borrower or any of its Subsidiaries) but not of Borrower (each of the above referred to as a “disposition”); provided that the following are not included in the definition of “Asset Sale”:
(a)    a disposition to Borrower or any of its Subsidiaries, including the sale or issuance by Borrower or any of its Subsidiaries of any Equity Interests of any of Borrower’s Subsidiaries to Borrower or any of its Subsidiaries; provided that to the extent such assets or Equity Interests constitute First Priority Collateral, (x) such sale or issuance shall only be made to a First Priority Guarantor and (y) such assets or Equity Interests, once sold or issued, shall continue to constitute First Priority Collateral and be pledged to First Priority Collateral Agent pursuant to the terms hereof and any other applicable Credit Document;
(b)    the sale or lease of inventory, products or services in the ordinary course of business;
(c)    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(d)    operating leases (other than sale and leaseback transactions) entered into in the ordinary course of business;
(e)    any consolidation or merger permitted pursuant to Section 6.7;
(f)    a Restricted Payment permitted under Section 6.3 or a Permitted Investment;
(g)    any transfer of property or assets that consists of grants by Borrower or its Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

(h)    leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of Borrower and its Subsidiaries;
(i)    the granting of a Lien permitted under this Agreement or the foreclosure of assets of Borrower or any of its Subsidiaries to the extent not constituting a Default;
(j)    the sale or other disposition of cash or Cash Equivalents;
(k)    the unwinding of any Hedge Agreements;
(l)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(m)    the issuance of Disqualified Stock or Preferred Stock of a Subsidiary of Borrower pursuant to Section 6.1;
(n)     (i) the sale or other disposition of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the ordinary conduct of the business of Borrower and its Subsidiaries, (ii) the sale or other disposition of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines or (iii) the abandonment or allowance to lapse or expire or other disposition of intellectual property by Borrower and its Subsidiaries in the ordinary course of business;
(o)     any transfer constituting a taking, condemnation or other eminent domain proceeding; provided that the proceeds therefrom shall be (i) deposited in the Cash Collateral Account (as defined in the Pari Passu Indenture) and reinvested in Pari Passu Collateral to the extent the assets subject to such transfer were Pari Passu Collateral and (ii) used to prepay the Loans in accordance with the terms of this Agreement to the extent the assets subject to such transfer were First Priority Collateral; and
(p)     any disposition by Borrower or any of its Subsidiaries in a transaction or series of related transactions of assets with a Fair Market Value of less than $20,000,000.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.
“Assignment Effective Date” as defined in Section 9.6(a).
“Attributable Indebtedness” means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, executive vice president, vice president, chief financial officer, secretary, treasurer or general counsel of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.
“Availability Period” means the period from and including the Closing Date to the earlier of (a) April 30, 2016, and (b) the date of termination of the Commitment of each Lender pursuant to Section 7.1 to make Loans.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Base Indenture” means the Indenture, dated as of August 22, 2012, between Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated, supplemented or other otherwise modified from time to time in accordance with Section 6.14.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” as defined in the preamble hereto.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, California or Colorado or the Province of Ontario or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means (a) Dollars, or money in other currencies, (b)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition, (c) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $500,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s, (d) commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least “A-1” by S&P or “P-1” by Moody’s, (e) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least Investment Grade by S&P or Moody’s with maturities not exceeding one year from the date of acquisition, (f) investment funds substantially all of the assets of which consist of investments of the type described in clauses (a) through (e) above; (g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above and (h) in the case of any Foreign Subsidiary, substantially similar investments denominated in a currency in which such entity does business.
“Cash Interest” as defined in Section 2.5(a).
“Change of Control” means (i) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Borrower on a fully-diluted basis or (ii) during any period of 12 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (a) who were members of the Board of Directors on the first day of such period, (b) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (c) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of the Board of Directors.
“Closing Date” means September 11, 2014.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E‑1.
“Collateral” means the First Priority Collateral and the Pari Passu Collateral.
“Collateral Documents” means the Pari Passu Collateral Documents, the First Priority Pledge Agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, First Priority Collateral Agent or Pari Passu Collateral Agent, as applicable, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations and the Guaranteed Obligations, as applicable, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any termination or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $185,000,000.
“Commitment Yield Enhancement” as defined in Section 2.14.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any Person for any period, (a) consolidated operating income (determined in accordance with GAAP) for such Person and its Subsidiaries for such Period, plus (b) without duplication, the following for such Person and its Subsidiaries for such period, (i) depreciation, depletion and amortization (including amortization of goodwill), (ii) non-cash charges resulting from writedowns of goodwill and property, plants and equipment and other fixed assets, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period , (iii) after tax losses in connection with any sale or other dispositions of assets and debt extinguishments other than in the ordinary course of business, and (iv) unrealized losses in connection with any Hedge Agreements, minus (c) without duplication, the following for such Person and its Subsidiaries for such period, (i) after tax gains in connection with any sale or other dispositions of assets and debt extinguishments other than in the ordinary course of business and (ii) unrealized gains in connection with any Hedge Agreements.
“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such Person for such period:
(i)    plus, without duplication, the following for such Person and its Subsidiaries for such period to the extent deducted in calculating Consolidated Net Income:
(a)    federal state, local and foreign income tax expense for such period;
(b)    non-cash compensation expense;
(c)    losses on discontinued operations;
(d)    Consolidated Fixed Charges;

(e)    depreciation, depletion and amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses);
(f)    debt extinguishment costs;
(g)    amounts attributable to minority interests;
(h)    other non-cash charges (including, without limitation, FASB ASC 805 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); and
(i)    transaction costs, fees and expenses in connection with any (i) acquisition or issuance of Indebtedness or Equity Interests by Borrower or any of its Subsidiaries, (ii) extension, renewal, refunding, restructuring, refinancing or replacement of Indebtedness by Borrower or any of its Subsidiaries or (iii) Permitted Investment or Asset Sale by Borrower or any of its Subsidiaries;
(ii)    minus, without duplication, the following for such Person and its Subsidiaries for such period to the extent added in calculating Consolidated Net Income:
(a)    federal state, local and foreign income tax benefit for such period;
(b)    gains on discontinued operations;
(c)    all non-cash items increasing Consolidated Net Income for such Person for such period (including, without limitation, the accretion of sales or purchase contracts); and
(d)    all cash payments made by such Person and its Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.
“Consolidated Fixed Charges” means, for any Person for any period, the sum of (a) interest expense for such Person for such period and (b) the product of (i) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of such Person or any of its Subsidiaries, except for dividends payable in Borrower’s Qualified Stock or paid to such Person or any of its Subsidiaries multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined federal, state, local and foreign tax rate applicable to such Person and its Subsidiaries.
“Consolidated Net Income” means, for any specified Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (after reduction for minority interests in Subsidiaries of such Person), provided that the following (without duplication) will be excluded in computing Consolidated Net Income (to the extent otherwise included therein): (i) the net income (or loss) of any specified Person other than a Subsidiary of such Person, except to the extent of dividends or other distributions actually paid in cash to the specified Person (Borrower or any of its Subsidiaries, in the case of Borrower) by such Person during such period; (ii)     the net income (or loss) of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; (iii)     any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business; (iv) any net after-tax extraordinary gains or losses; (v) the cumulative effect of a change in accounting principles; (vi)    any non-cash charges relating to goodwill, impairment of assets and amortization of intangibles; (vii) any non-cash compensation expense recognized for grants of equity awards; (viii) any gains or losses due to fluctuations in currency values and the related tax effects calculated in accordance with GAAP; (ix) unrealized gains or losses with respect to obligations under Hedge Agreements; and (x) in calculating Consolidated Net Income for purposes of Section 6.3(a)(3) only, the net income (or loss) of a successor entity prior to assuming Borrower’s Obligations pursuant to Section 6.7.
“Consolidated Total Assets” means the total consolidated assets of Borrower and its Subsidiaries, as shown on the most recent balance sheet of Borrower delivered pursuant to Section 5.1, calculated on a pro forma basis after giving effect to any acquisition or disposition of a company, division or line of business subsequent to the date of such balance sheet and consummated at or prior to the time of calculation.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Credit Approved Eligible Assignee” means any Eligible Assignee that (a) is not or would not constitute a Defaulting Lender, and (b) (i) in the case of a commercial bank, has capital, surplus and undivided profits in excess of $500,000,000 and whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s, or (ii) in the case of any mutual fund, investment fund or other Person has total assets or funds under management in excess of $1,000,000,000.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means each of this Agreement, each First Priority Guaranty, the Pari Passu Guaranty, the Collateral Documents, the Valuation Letter Agreement and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, Pari Passu Collateral Agent or any Lender in connection herewith on or after the date hereof, other than the Oaktree Warrants and the Warrant Agreements.
“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, scheme of arrangement, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means subject to Section 2.18(b), any Lender that (i) has failed to (a) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (b) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (b) upon receipt of such written confirmation by Administrative Agent and Borrower, or (iv) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (a) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (b) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Borrower or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable), or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case prior to the date that is 91 days after the Maturity Date; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” are subject to the prior payment in full of all Obligations and the termination of the Commitments.
“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.
“Disregarded Domestic Subsidiary” means a Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and of which substantially all of its assets consist of equity of Foreign Subsidiaries; provided that Borrower shall not take, or cause any of its Subsidiaries to take, any action if a primary purpose of such action is to cause a Domestic Subsidiary to be treated as a Disregarded Domestic Subsidiary so that the pledge of its equity would be limited.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“Early Payment Premium” means a fee with respect to any Early Payment Premium Event that occurs (a) prior to the first anniversary of the Closing Date, in an amount equal to 43.8% of the principal amount so prepaid or repaid, (b) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, in an amount equal to 33.7% of the principal amount so prepaid or repaid, (c) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, in an amount equal to 23.0% of the principal amount so prepaid or repaid, (d) on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, in an amount equal to 11.5% of the principal amount so prepaid or repaid and (e) on or after the fourth anniversary of the Closing Date, in an amount equal to 3.0% of the principal amount so prepaid or repaid.
“Early Payment Premium Event” as defined in Section 2.10.

“Eligible Assignee” means any Person other than a natural person that is (a) a Lender, an Affiliate of any Lender or a Related Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that no Credit Party or Affiliate of any Credit Party shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into, or exchangeable for, Capital Stock. For the avoidance of doubt, Capital Stock of MCP Exchangeco, Inc. that is exchangeable into Capital Stock of Borrower is an Equity Interest of Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30‑day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.
“Event of Default” means each of the conditions or events set forth in Section 7.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or Administrative Agent or required to be withheld or deducted from a payment to any

Lender or Administrative Agent (as the case may be), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.19 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.16(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries.
“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $20,000,000, by any Authorized Officer or (b) if such property has a Fair Market Value in excess of $20,000,000, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to Administrative Agent.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
“Financing Agreements” means, collectively, the Magnequench Credit Agreement and the Mountain Pass Lease.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
“First Priority Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the First Priority Pledge Agreements as security for the Obligations and the Guaranteed Obligations.
“First Priority Collateral Agent” as defined in the preamble hereto.
“First Priority Collateral Documents” means the First Priority Pledge Agreements, the Uncertificated Securities Control Agreements and all other control agreements, pledge agreements and security documents now or hereafter delivered to First Priority Collateral Agent granting a First Priority Lien on any property (or associated with such a grant) of any Person to secure the Obligations or the Guaranteed Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“First Priority Guarantor” means each Subsidiary of Borrower that executes a First Priority Guaranty, including, without limitation, each of the Subsidiaries identified as a “First Priority Guarantor” on Schedule 4.2.
“First Priority Guaranty” means each guaranty executed by First Priority Guarantors in favor of Administrative Agent.
“First Priority Lien” means the Liens granted to First Priority Collateral Agent, for the benefit of Secured Parties, pursuant to the First Priority Collateral Documents.
“First Priority Pledge Agreement” means each pledge agreement by and among First Priority Pledgors and First Priority Collateral Agent.
“First Priority Pledgor” means each Subsidiary of Borrower that executes a First Priority Pledge Agreement, including, without limitation, each of the Subsidiaries identified as a “First Priority Pledgor” on Schedule 4.2.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”) for any Person, the ratio of (a) the aggregate amount of Consolidated EBITDA for such Person for the four Fiscal Quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to (b) Consolidated Fixed Charges for such Person during such reference period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the reference period and on or prior to the transaction date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio,
(i)    acquisitions and dispositions of companies, divisions or lines of business that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the transaction date will be given pro forma effect thereto, including any related expenses and cost reductions estimated in good faith by such Person’s principal financial officer (whether or not such expense and cost reductions comply with Regulation S-X under the Securities Act) as if they had occurred on the first day of such period;
(ii)    if since the beginning of the reference period any Person (that subsequently became a Subsidiary of the specified Person or any of its Subsidiaries or was merged with or into the specified Person or any of its Subsidiaries since the beginning of the reference period) has made any acquisitions and dispositions including through mergers or consolidations and including any related financing transactions that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto (as described in clause (i) above), including any related expense and cost reductions estimated in good faith by such Person’s principal financial officer (whether or not such expense and cost reductions comply with Regulation S-X under the Securities Act), as if they had occurred on the first day of such reference period;
(iii)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the transaction date will be excluded;
(iv)    the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the transaction date will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the transaction date;
(v)    any Person that is a Subsidiary on the transaction date will be deemed to have been a Subsidiary at all times during the reference period; and
(vi)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the transaction date had been the applicable rate for the entire reference period (taking into account obligations under Hedge Agreements applicable to such Indebtedness; provided that any such obligations that has a remaining term as at the transaction date of less than 12 months shall be taken into account for the number of months remaining).
“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Pari Passu Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Foreign Subsidiary” means (i) any Subsidiary of Borrower that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, (ii) any Disregarded Domestic Subsidiary and (iii) a Subsidiary of an entity described in either of the preceding clauses (i) or (ii).
“Funding Notice” means a notice substantially in the form of Exhibit A.
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof; provided, however, that for purposes of the definitions of “Additional Assets,” “Attributable Indebtedness,” “Capital Lease,” “Consolidated Net Income,” “Fixed Charge Coverage Ratio,” “Immaterial Subsidiary” and “Indebtedness,” “GAAP” means United States generally accepted accounting principles in effect as of the Closing Date.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guaranteed Obligations” as defined in each First Priority Guaranty and the Pari Passu Guaranty.
“Guarantors” means, collectively, First Priority Guarantors and Pari Passu Guarantors.
“Hazardous Materials” means any chemical, contaminant, pollutant, waste, material or substance, which is prohibited, limited or regulated by any Governmental Authority,

including petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos and polychlorinated biphenyls.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“Highest Lawful Rate” means (a) with respect to the interest rate, the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow and (b) with respect to the Early Payment Premium, the maximum lawful Early Payment Premium, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum Early Payment Premium than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries filed with the Securities and Exchange Commission for the most recent Fiscal Quarter ended after the date of the most recent audited financial statements, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three‑ and six-month periods, as applicable, ending on such date, and, in the case of clauses (i) and (ii), together with a Financial Officer Certification.
“Immaterial Subsidiary” means any Subsidiary that has total assets (as determined in accordance with GAAP (“Total Assets”)) as of the end of the most recently ended Fiscal Quarter of Borrower for which internal financial statements are available that does not exceed $10,000,000 and the Consolidated EBITDA of such Subsidiary does not exceed $10,000,000, for the period of four consecutive Fiscal Quarters of Borrower most recently ended for which internal financial statements are available; provided that no Subsidiaries shall be designated as Immaterial Subsidiaries to the extent that such Subsidiaries would represent, in the aggregate, (a) 10% or more of Total Assets of Borrower and its Subsidiaries at the end of the most recently ended Fiscal Year of Borrower or (b) 10% or more of the Consolidated EBITDA of Borrower and its Subsidiaries for the most recently ended Fiscal Year, in each case, based upon the most recently available financial statements delivered pursuant to Section 5.1.
“Increased-Cost Lenders” as defined in Section 2.19.
“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers due more than six months after such property is acquired or services performed that are recorded as liabilities under GAAP, excluding (a) trade payables arising in the ordinary course of business and payable in accordance with customary practice, (b) obligations to pay royalty fees or other payments under license agreements in the ordinary course of business and (c) accrued expenses, salary and other employee compensation obligations incurred in the ordinary course in connection with obtaining goods, materials or services, (v) the Attributable Indebtedness of such Person in respect of Capital Leases, (vi) Disqualified Equity Interests of such Person, (vii) all Indebtedness of other Persons guaranteed by such Person to the extent so guaranteed, (viii) all Indebtedness (excluding prepaid interest thereon) of other Persons secured by a Lien on any property owned or being purchased by (including indebtedness owing under conditional sales, consignment or other title retention agreements) such Person, whether or not such Indebtedness is assumed by such Person or is limited in recourse and (ix) all obligations of such Person under Hedge Agreements. The amount of Indebtedness of any Person will be deemed to be (1) with respect to Disqualified Equity Interests, the maximum fixed redemption or repurchase price of such Disqualified Equity Interests, provided that the “maximum fixed redemption or repurchase price” for Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which the amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement, (2) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness, (3) with respect to any Indebtedness issued with original issue discount or yield enhancement, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount or yield enhancement of such Indebtedness, (4) with respect to any Hedge Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedge Agreement is terminated at that time and (5) otherwise, the outstanding principal amount thereof.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty)); (ii) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” as defined in Section 9.3(a).
“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law, (ii) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property or (iii) an assignment or trust mortgage for the benefit of creditors.
“Interest Payment Date” means (a) the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and (b) the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means, with respect to any specified Person, (i) any advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of Borrower or its Subsidiaries), loan or other extension of credit to another Person (but excluding (a) advances to customers, suppliers, contractors or the like in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business, (b) commission, travel and similar advances to officers and employees made in the ordinary course of business and (c) advances, loans or extensions of trade credit in the ordinary course of business by Borrower or any of its Subsidiaries), (ii) any capital contribution by such Person to another Person, by means of any transfer of cash or other property or in any other form, (iii) any purchase or acquisition by such Person of Equity Interests, bonds, notes or other Indebtedness, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services or (iv) any guaranty by such Person of any obligation of another Person. If Borrower or any of its Subsidiaries issues, sells or otherwise disposes of any Equity Interests of any of its respective direct or indirect Subsidiaries so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of Borrower, all remaining Investments of Borrower and its Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Person or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any other preferential arrangement in the nature of a security interest of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing.
“Loan” shall mean a loan made by a Lender to Borrower pursuant to Section 2.1, and “Loans” means such loans of all Lenders.
“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that at any time prior to the making of any Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.
“Magnequench Credit Agreement” means that certain Credit Agreement dated as of the date hereof, by and among Magnequench, Inc., the lenders party thereto and OCM MLYCo CTB Ltd., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.
“Magnequench Financing” means the aggregate $75,000,000 first priority lien loans made to Magnequench, Inc. as set forth in the Magnequench Credit Agreement.

“Margin Stock” as defined in Regulation U.
“Material Subsidiary” means any Subsidiary of Borrower (a) that is designated as a “Material Subsidiary” on Schedule 4.2 or (b) that is not an Immaterial Subsidiary.
“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.
“Material Contract” as defined in Section 4.15.
“Maturity Date” means the earliest to occur of the following: (i) April 30, 2016, if Borrower has not repaid, escrowed (pursuant to an escrow arrangement reasonably satisfactory to Administrative Agent) or extended an amount of cash sufficient to repay when due and payable (whether by acceleration or otherwise) the 2016 Notes, down to $40,000,000 in aggregate principal amount; (ii) March 31, 2017, if Borrower has not repaid or escrowed (pursuant to an escrow arrangement reasonably satisfactory to Oaktree) an amount of cash sufficient to repay when due and payable (whether by acceleration or otherwise) (a) the 2017 Notes, down to $80,000,000 in aggregate principal amount and (b) the 2018 Notes, down to $40,000,000 in aggregate principal amount; (iii) September 11, 2019 and (iv) the date on which all Loans shall become due and payable in full hereunder (whether by acceleration or otherwise).
“Molycorp Minerals” means Molycorp Minerals, LLC, a Delaware limited liability company.
“Moody’s” means Moody’s Investors Service, Inc.
“Mountain Pass Facility” means the mineral and chemical manufacturing facility owned by Molycorp Minerals and located in Mountain Pass, California.
“Mountain Pass Lease” means that certain Equipment Lease Agreement dated as of the date hereof, between Molycorp Minerals, as lessee, and Oaktree, as lessor, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of Cash, and (ii) proceeds from the conversion of other consideration received when converted to cash but only when received), net of: (a) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof; (b) (i) withholding and transfer taxes withheld or payable, as applicable, as a result of such Asset Sale and (ii) provisions for income taxes payable as a result of such Asset Sale taking into account the consolidated results of operations of Borrower and its

Subsidiaries reasonably estimated to be payable as a result of any gain recognized in connection therewith; (c) except in the case of a sale of Collateral, payments required to be made to holders of minority interests in Borrower’s Subsidiaries as a result of such Asset Sale or to repay Indebtedness outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and (d) appropriate amounts to be provided as a reserve against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.
“Net Insurance/Condemnation Proceeds” means an amount equal to (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
“Non-Consenting Lender” as defined in Section 2.19.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non‑US Lender” as defined in Section 2.16(c)(ii).
“Oaktree” means OCM MLYCo CTB Ltd.
“Oaktree Notes Repurchase” means the repurchase by Borrower of $27,495,000 in aggregate principal amount of the 2016 Notes and the 2017 Notes currently owned by Oaktree or its Affiliates, including the payment of any accrued but unpaid interest.
“Oaktree Penny Warrants” as defined in Section 3.1(d).
“Oaktree Strike Warrants” as defined in Section 3.1(d).
“Oaktree Warrants” as defined in Section 3.1(d).
“Obligations” means, collectively all obligations and liabilities of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Credit Document, including without limitation obligations to pay principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, premiums (including the Early Payment Premium), expenses, indemnifications, reimbursements, damages, and other amounts of whatever nature, and any such obligations that arise after the filing of a petition by or against any Credit Party under the Bankruptcy Code (or under any other bankruptcy or insolvency laws), regardless of whether allowed as a claim in the resulting proceeding, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 (or under any other bankruptcy or insolvency laws) or otherwise.
“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Notes” means, collectively, the Pari Passu Notes, the 2016 Notes, the 2017 Notes and 2018 Notes.
“Pari Passu Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Pari Passu Collateral Documents as security for the Obligations and the Guaranteed Obligations.
“Pari Passu Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of June 11, 2012, by and among Borrower, the other grantors party thereto, Pari Passu Trustee and Pari Passu Collateral Agent.

“Pari Passu Collateral Agency Agreement Joinder” means that certain Collateral Agency Joinder dated as of the date hereof, by and among First Priority Collateral Agent, Pari Passu Collateral Agent, Pari Passu Trustee, Borrower and Pari Passu Guarantors.
“Pari Passu Collateral Agent” means Wells Fargo Bank, National Association and any successor collateral agent.
“Pari Passu Collateral Documents” means the Pari Passu Security Agreement, the Pari Passu Collateral Agency Agreement, the Pari Passu Mortgage, the Pari Passu Collateral Agency Agreement Joinder and all other security agreements, intellectual property security agreements, control agreements, pledge agreements, deeds of trust, mortgages and security documents now or hereafter delivered to Pari Passu Collateral Agent or First Priority Collateral Agent granting a Lien on any property (or associated with such a grant) of any Person to secure the Obligations or the Guaranteed Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Pari Passu Guarantor” means each of Molycorp Minerals, RCF IV Speedwagon Inc., a Delaware corporation, PP IV Mountain Pass Inc., a Delaware corporation, PP IV Mountain Pass II, Inc., a Delaware corporation, Molycorp Metals & Alloys, Inc., a Delaware corporation, and each other Subsidiary of Borrower that guarantees the Pari Passu Notes.
“Pari Passu Guaranty” means that certain Guaranty dated as of the date hereof, by each Pari Passu Guarantor in favor of Administrative Agent.
“Pari Passu Indenture” means the Indenture dated as of May 25, 2012, by and among Borrower, the Guarantors party thereto (as defined therein) and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated, supplemented or other otherwise modified from time to time in accordance with Section 6.14.
“Pari Passu Mortgage” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of August 15, 2012, as amended prior to the Closing Date, by Molycorp Minerals in favor of Wells Fargo Bank, National Association, as successor to First American Title Insurance Company, as trustee, for the benefit of Pari Passu Collateral Agent, as recorded in the Official Records of the County of San Bernardino, California on August 16, 2012, as document number 2012-0329064, as the same may be amended, restated, supplemented or other otherwise modified from time to time in accordance with Section 6.14.
“Pari Passu Notes” means the 10% Senior Secured Notes of Borrower Due 2020 issued from time to time pursuant to the Pari Passu Indenture.
“Pari Passu Security Agreement” means that certain Security Agreement dated as of June 11, 2012, by and among Borrower, Pari Passu Guarantors and Pari Passu Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 6.14.

“Pari Passu Trustee” means Wells Fargo Bank, National Association or any successor trustee named under the Pari Passu Indenture.
“Participant Register” as defined in Section 9.6(f)(i).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Asset Swap” means the purchase and sale or exchange within 30 days of Additional Assets or a combination of Additional Assets and cash or Cash Equivalents between Borrower or any of its Subsidiaries and another Person that is not Borrower or any of its Subsidiaries; provided that (i) any cash or Cash Equivalents received must be applied in accordance with Section 6.5 and (ii) the Additional Assets and cash so acquired are pledged as Collateral to the extent that the assets disposed of were Collateral.
“Permitted Business” means any of the businesses in which Borrower and its Subsidiaries are engaged on the Closing Date, including, without limitation, Borrower’s “mine-to-magnets” strategy and any other businesses that are the same, similar or reasonably related, incidental, complementary or ancillary thereto and reasonable extensions, developments or expansions thereof.
“Permitted Indebtedness” as defined in Section 6.1.
“Permitted Investment” as defined in Section 6.6.
“Permitted Liens” as defined in Section 6.2.
“Permitted Refinancing Indebtedness” has the meaning assigned to such term in Section 6.1.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“PIK Interest” as defined in Section 2.5.
“Platform” as defined in Section 5.1(j).

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.
“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
“Private Lenders” means Lenders that wish to receive Private-Side Information.
“Private-Side Information” means any information with respect to Borrower and its Subsidiaries that is not Public-Side Information.
“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.
“Public Lenders” means Lenders that do not wish to receive Private-Side Information.
“Public-Side Information” means (i) at any time when Borrower or any of its Subsidiaries is not the issuer of any Traded Securities, information that is either (x) of a type that would be required to be made publicly available if Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (ii) at any time on or after Borrower or any of its Subsidiaries is the issuer of any Traded Securities, information that is either (x) available to all holders of Traded Securities of Borrower and its Subsidiaries or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws).
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Real Estate Asset” shall mean, collectively, all right, title and interest of Borrower or any of its Subsidiaries (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by Borrower or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, mineral leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other mineral processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.
“Register” as defined in Section 9.6(c)(iii).

“Regulation D” means Regulation D promulgated under the Securities Act.
“Regulation S-X” means Regulation S-X promulgated under the Securities Act.
“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Fund” means, with respect to any Lender, any investment fund or account managed by the same investment manager as is affiliated with such Lender, or any special purpose entity owned directly or indirectly by one or more of such investment funds or accounts.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Lender” as defined in Section 2.19.
“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposure of all Lenders; provided that the amount of Loan Exposure shall be determined with respect to any Defaulting Lender, by disregarding the Loan Exposure of such Defaulting Lender.
“Restricted Payment” has the meaning assigned to such term in Section 6.3.
“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
“Sale Leaseback” means the sale by Molycorp Minerals of certain equipment (as described on Schedule A to the Mountain Pass Lease) located at the Mountain Pass Facility to Oaktree and the lease of such equipment by Oaktree to Molycorp Minerals pursuant to the Mountain Pass Lease.
“Sanctions” as defined in Section 4.25.
“Sanctions Laws” as defined in Section 4.25.
“Secured Parties” means, collectively, Administrative Agent, First Priority Collateral Agent and Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit E‑2.
“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.
“Subordinated Indebtedness” means any Indebtedness of Borrower or any Guarantor that is subordinated in right of payment to the Obligations, pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned or controlled, directly or indirectly, by, or in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) (together with interest, penalties and other additions thereto) imposed by any Governmental Authority; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise), franchise taxes and branch profits and taxes of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” as defined in Section 2.19.
“Traded Securities” means any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“Uncertificated Securities Control Agreement” means each control agreement establishing First Priority Collateral Agent’s control over any Uncertificated Securities (as defined in the UCC).
“Unused Commitment Enhancement” as defined in Section 2.7(a).
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.
“U.S. Lender” as defined in Section 2.16(c)(v).
“Valuation Letter Agreement” means that certain letter agreement, dated as of the date hereof, between (i) OCM MLYCo CTB Ltd. and OCM MLYCo PT, LLC and (ii) Borrower, Magnequench, Inc. and Molycorp Minerals relating to the Warrants (as defined in each Warrant Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Voting Stock” means, with respect to any specified Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of members of the Board of Directors of such Person.
“Warrant Agent” means, collectively, Computershare Inc. and Computershare Trust Company, N.A., in the capacity as warrant agent under each Warrant Agreement, or any successor warrant agent appointed pursuant to the provisions thereof.
“Warrant Agreement” means each Warrant Agreement dated as of the date hereof, between Borrower and Warrant Agent.
1.2.    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of Consolidated Adjusted EBITDA, and either Borrower or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend the definition of Consolidated Adjusted EBITDA to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3.    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.
SECTION 2. LOANS
2.1.    Loans.
(a)    Commitments. Subject to the terms and conditions hereof, each Lender severally, and not jointly, agrees to make (i) on the Closing Date, a Loan to Borrower in an amount equal to, such Lender’s Pro Rata Share of $50,167,000 and (ii) after the Closing Date and during the Availability Period, one or more Loans to Borrower in an aggregate amount up to, but not exceeding, such Lender’s Commitment. After the Closing Date, Borrower may make one or more borrowings the amount of which is to be determined in Borrower’s discretion and specified in the relevant Funding Notice, but in no event shall the aggregate principal amount of any such borrowing be less than $50,000,000, unless in each case another amount is agreed to in writing by Administrative Agent. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.8, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Unless utilized prior to such date, each Lender’s Commitment shall terminate immediately and without further action on the last day of the Availability Period.
(b)    Borrowing Mechanics for Loans.
(i)    To request a borrowing, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. (New York City time) three Business Days before the proposed Credit Date. Promptly upon receipt by Administrative

Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
(ii)    Each Lender shall make its Pro Rata Share of each Loan, if any, available to Administrative Agent not later than 2:00 p.m. (New York City time) on the Closing Date or such later date as specified in the Funding Notice, as applicable, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans, if any, available to Borrower on the Closing Date or such later date as specified in the Funding Notice, as applicable, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.
2.2.    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that, subject to Section 2.18, no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for such Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.3.    Use of Proceeds. The proceeds of the Loans shall be applied by Borrower (a) to fund capital expenditures, (b) to pay interest expense and (c) for general corporate purposes (including (i) the payment of transaction expenses for each of this Agreement, the Magnequench Financing and the Sale Leaseback, (ii) the Oaktree Notes Repurchase and (iii) the repayment of Indebtedness of Foreign Subsidiaries). Except as set forth in this Section 2.3 and Section 6.3(d), in no event shall any proceeds of the Loans be used to repurchase, redeem or otherwise repay any Indebtedness of Borrower or any of its Subsidiaries.
2.4.    Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Borrower’s Obligations in respect of any applicable Loans.
2.5.    Interest on Loans.
(a)    Interest on the Loans shall be payable on each Interest Payment Date as provided below by a combination of either (x) cash (“Cash Interest”) or (y) increasing the outstanding principal amount of the Loans on such Interest Payment Date by the amount of interest payable in kind (“PIK Interest”) that has accrued since the Closing Date or the most recent Interest Payment Date, as applicable. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loans includes any interest so capitalized and added to the principal amount of the Loans from and after the Interest Payment Date on which such interest has been so added. Interest shall accrue as follows: (i) from the Closing Date through June 14, 2016, PIK Interest shall accrue on the Loans at a rate of 5.00% per annum and Cash Interest shall accrue on the Loans at a rate of 7.00% per annum; and (ii) from June 15, 2016 and thereafter, Cash Interest shall accrue on the Loans at a rate of 12.00% per annum, unless the 2016 Notes Equity Refinancing shall have occurred by such date, in which case, interest shall accrue as provided in clause (i).
(b)    Accrued interest (other than PIK Interest) on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.6 shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (whether voluntary or mandatory), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. PIK Interest on the Loans shall be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest accrued thereon on the Interest Payment Date applicable to the Loans. Any interest so added to the principal amount of any Loans shall bear interest as provided in this Section 2.5 from the date on which such interest has been so added. The obligation of Borrower to pay PIK Interest shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
2.6.    Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the direction of Requisite Lenders after written notice to Borrower (provided that the additional interest pursuant to this Section 2.6 shall be automatically due and payable without notice, presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by Borrower, upon the filing of a petition in bankruptcy by Borrower or any of its Subsidiaries), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans, or any Obligations, fees or other amounts owed hereunder, shall thereafter bear interest (including post‑petition interest in any proceeding under Debtor Relief Laws) payable on demand in cash in immediately available funds at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans; provided that such interest shall be payable as PIK Interest at the option of any Lender. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.
2.7.    Fees.
(a)    Borrower agrees to pay to Administrative Agent, for the account of each Lender that has a Commitment, on each Interest Payment Date and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment payment (an “Unused Commitment Enhancement”) at a rate per annum equal to 1.00% on the daily average unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the last Business Day of the Availability Period or the date on which the Commitment of such Lender shall expire or be terminated, as applicable). All Unused Commitment Enhancements shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)    In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times mutually agreed upon in writing between any Agent and Borrower.
(c)    All fees shall be paid on the dates due, in immediately available funds, to Administrative Agent for distribution, if and as appropriate, among Lenders. Once paid, none of the fees shall be refundable under any circumstances.
2.8.    Prepayments.
(a)    Voluntary Prepayments. Borrower shall not have the right to make any voluntary prepayments of the Loans prior to the fourth anniversary of the Closing Date. On and after the fourth anniversary of the Closing Date, Borrower shall have the right at any time and from time to time, subject to the Early Payment Premium, to prepay the Loans, in whole or in part, upon delivery of written notice of such prepayment to Administrative Agent at least three Business Days before such prepayment, specifying the date and amount of such prepayment. Each optional prepayment of the Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding, and shall be applied as set forth in Section 2.9 and 2.11(b) hereof. Administrative Agent shall promptly notify Lenders of each such notice of prepayment.
(b)    Mandatory Prepayments.
(i)    Asset Sales. Subject to Section 4.14 of the Pari Passu Indenture (as in effect on the Closing Date), the Net Asset Sale Proceeds not applied pursuant to Section 2.8(b)(iii) within 365 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $25,000,000 will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds $25,000,000, Borrower must, within 30 days (and may, if it so chooses, do so at any earlier time), repay a principal amount of the Loans in accordance with Section 2.11(b) in an amount equal to the aggregate amount of such Excess Proceeds; provided that Lenders shall have the right to decline such prepayment in their reasonable discretion and direct Borrower to instead apply the funds in accordance with Section 2.8(b)(iii).
(ii)    Insurance/Condemnation Proceeds. Subject to the rights of Pari Passu Collateral Agent under the Pari Passu Security Agreement and the Pari Passu Collateral Agency Agreement, no later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in an aggregate amount in excess of $10,000,000, Borrower shall prepay the Loans as set forth in Section 2.11(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that Lenders shall have the right to decline such prepayment in their reasonable discretion and direct Borrower to instead apply the funds in accordance with Section 2.8(b)(iii).
(iii)    Reinvestment of Proceeds.
(1)    Within 365 days after the receipt of any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as the case may be, may be used so long as no Default or Event of Default shall have occurred and be continuing, to acquire Additional Assets or to make capital expenditures in a Permitted Business of Borrower or one or more of its Subsidiaries; provided that such Additional Assets shall be pledged as (A) First Priority Collateral, or capital expenditures invested in First Priority Collateral, to the extent the assets disposed of were First Priority Collateral, or (B) Pari Passu Collateral, or capital expenditures invested in Pari Passu Collateral, to the extent the assets disposed of were Pari Passu Collateral. Notwithstanding the foregoing, if any such pledge required pursuant to this Section 2.8(b)(iii)(1) would result in material adverse tax consequences to Borrower or its Subsidiaries, with the prior written consent of Oaktree (such consent not to be unreasonably withheld, but it being acknowledged, for the avoidance of doubt, that it is reasonable for Oaktree to withhold its consent if the failure to effectuate such pledge could adversely affect the value or the priority of the First Priority Collateral in any material respect), such pledge shall not be required.
(2)    A binding commitment to make an acquisition referred to in this Section 2.8(b)(iii)) shall be treated as a permitted application of the Net Asset Sale Proceeds or the Net Insurance/Condemnation Proceeds, as the case may be, from the date of such commitment; provided that (x) such investment is consummated within 180 days of the end of the 365-day period referred to in Section 2.8(b)(iii)(1), and (y) if such acquisition is not consummated within the period set forth in clause (x) or such binding commitment is terminated, such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds Net Cash Proceeds not so applied will be deemed to be Excess Proceeds. For the avoidance of doubt, pending application thereof in accordance with this Section 2.8(b)(iii), Borrower or any of its Subsidiaries may use any Net Asset Sale Proceeds or any Net Insurance/Condemnation Proceeds for general corporate purposes prior to the end of the 365-day period referred to in Section 2.8(b)(iii)(1). In addition to the foregoing, any Investment, expenditure or capital expenditure of the type described in this Section 2.8(b)(iii)(1) made within 180 days prior to an Asset Sale, shall be deemed to satisfy this Section 2.8(b)(iii) with respect to the application of the Net Asset Sale Proceeds.
(iv)    Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.8(b)(i) and (ii), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
2.9.    Application of Prepayments. Any prepayment of any Loan pursuant to Section 2.8 shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).
2.10.    Early Payment Premium. Any prepayment, repayment, payment, satisfaction (whether in whole or in part), distribution or discharge of the Loans (including, without limitation, by foreclosure (whether by power of judicial proceeding) or by any other means) prior to September 11, 2019, irrespective of whether such prepayment, repayment, payment, satisfaction, distribution or discharge occurs following any earlier maturity of the Loans, including, without limitation, pursuant to the occurrence of the Maturity Date pursuant to clauses (i), (ii) or (iv) of the definition of “Maturity Date”, any voluntary or involuntary acceleration of the Loans pursuant to Section 7.1 or otherwise, or the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, or pursuant to a plan of reorganization, and including, without limitation any prepayment, repayment, payment, satisfaction, distribution or discharge of the Loans (a) pursuant to Section 2.8(a), (b) pursuant to Section 2.8(b)(i), (c) after acceleration thereof, including, without limitation, pursuant to Section 7.1 or such amount otherwise becoming or being declared immediately due and payable pursuant to the terms hereof and (d) whether before or after any acceleration of the Loans pursuant to Section 7.1 (each such prepayment, repayment, payment, satisfaction (whether in whole or in part), distribution, discharge, or amount becoming or being declared immediately due and payable, an “Early Payment Premium Event”) shall, in each case (unless waived by Oaktree in writing) be accompanied by, and there shall become due and payable automatically upon any such Early Payment Premium Event, the applicable Early Payment Premium payable in cash on the principal amount so prepaid or on the principal amount that has become or is declared to be immediately due and payable pursuant to Section 7.1 or otherwise, or in respect of which such claim in any bankruptcy, insolvency, reorganization, liquidation, judicial management or similar proceeding has arisen, or otherwise constituting the principal amount of the Loans prepaid, repaid, paid, satisfied, distributed, discharged, or accelerated, as applicable.
2.11.    General Provisions Regarding Payments.
(a)    All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees (including the Early Payment Premium), funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and the Early Payment Premium (as applicable), and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)    Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal, interest and the Early Payment Premium due hereunder, together with all other amounts due thereto, including all other fees payable with respect thereto, to the extent received by Administrative Agent.
(d)    Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(e)    Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.
(f)    If an Event of Default shall have occurred and not otherwise been waived, and the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied to the Loans on a pro rata basis or allocated in accordance with the applicable Guaranty, as the case may be.
2.12.    No Violation of Pari Passu Indenture. Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to make, and Administrative Agent and Lenders shall not be required to receive, any prepayments pursuant to Section 2.8 that would contravene, or result in a breach of, any provision of the Pari Passu Indenture as in effect on the date hereof without giving effect to any amendments thereto after the date hereof that have not been approved in writing by Administrative Agent.
2.13.    Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder (other than a mandatory prepayment declined by a Lender pursuant to Section 2.8(b)) or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
2.14.    Commitment Yield Enhancement. On the Closing Date, Borrower shall pay to each Lender a yield enhancement in cash (the “Commitment Yield Enhancement”) in an amount equal to 2.0% of the aggregate principal amount of its Commitment, which shall be fully earned and nonrefundable on the Closing Date.
2.15.    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption of any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) the making or issuance of any guideline, request or directive by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter, which is governed exclusively by Section 2.16) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender promptly (but in any event within 30 days), upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.15 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
2.16.    Taxes; Withholding, Etc.
(a)    Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
(b)    Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as reasonably practicable after Borrower becomes aware of it; (ii) Borrower shall be entitled to make such deduction or withholding and shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, then the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(c)    Evidence of Exemption From U.S. Withholding Tax.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(c)(ii), (iv) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non‑US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), at the time or times prescribed by applicable law and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion): (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed originals of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or (4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.
(iii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.
(iv)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)    Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(d)    Without limiting the provisions of Section 2.16(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
(e)    Borrower shall indemnify Administrative Agent and any Lender within 10 days after demand therefor, for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.16(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error.
(f)    If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16) or as to which it has been compensated for increased costs pursuant to Section 2.15, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 or compensation received under Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    If Borrower determines in good faith that a reasonable basis exists for contesting any Taxes or Other Taxes for which additional amounts have been paid under this Section 2.16, the relevant Lender or Administrative Agent shall reasonably cooperate with Borrower in challenging such Taxes or Other Taxes, at Borrower’s expense, if reasonably requested by Borrower in writing.
(h)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.17.    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
2.18.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.19.    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give written notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a

Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.18(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender, Defaulting Lender or Non‑Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on (plus, with respect to any such assignment from a Non-Consenting Lender, the Early Payment Premium), all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.10, 2.11(c), 2.15 or 2.16 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.
SECTION 3.    CONDITIONS PRECEDENT
3.1.    Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:

(a)    Credit Documents; Pari Passu Collateral Documents; Warrant Agreements. Administrative Agent shall have received copies of (i) each Credit Document (other than the Pari Passu Collateral Documents as detailed in clause (ii) below) originally (as Administrative Agent shall request) executed and delivered by each applicable Credit Party, (ii) each Pari Passu Collateral Document and (iii) the Warrant Agreements. Administrative Agent shall have received fully executed copies of the Pari Passu Collateral Agency Joinder, which shall be in full force and effect, and each other document required to be delivered (and that has been delivered) to Pari Passu Collateral Agent pursuant to the Pari Passu Collateral Agency Agreement in order for the Obligations hereunder to be an Additional Secured Debt Facility (as defined in the Pari Passu Collateral Agency Agreement).
(b)    Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party, (i) copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the Authorized Officers of such Credit Party that have executed any Credit Documents; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; (v) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Funding Notices delivered under this Agreement and (vi) such other documents as Administrative Agent may reasonably request.
(c)    Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries both before and after giving effect to this Agreement, the Magnequench Financing and the Sale Leaseback, shall be as set forth on Schedule 4.1.
(d)    Warrants. On or before the Closing Date, Borrower and the Warrant Agent shall have executed and delivered to OCM MLYCo PT, LLC pursuant to the Warrant Agreements warrants to purchase (i) a number of shares of common stock of Borrower equal to 7.5% of the outstanding number of shares of common stock of Borrower, exercisable for $0.01 per share (the “Oaktree Penny Warrants”), and (ii) a number of shares of common stock of Borrower equal to 2.5% of the outstanding number of shares of common stock of Borrower, exercisable for $2.04 per share (the “Oaktree Strike Warrants” and together with the Oaktree Penny Warrants, the “Oaktree Warrants”), which Oaktree Warrants shall be in form and substance reasonably satisfactory to OCM MLYCo PT, LLC, and Borrower shall have taken all action necessary to reserve a sufficient number of shares of common stock of Borrower for the initial issuance upon exercise of the Oaktree Warrants and shall have submitted an additional shares listing application with the New York Stock Exchange with respect to the shares of common stock issuable upon exercise of the Oaktree Warrants.

(e)    Consummation of Transactions Contemplated by Financing Agreements.
(i)    (1) All conditions to the Magnequench Financing and the Sale Leaseback set forth in the Financing Agreements and documents relating thereto shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Oaktree and (2) concurrently with the effectiveness of this Agreement, the transactions contemplated by the Magnequench Financing and the Sale Leaseback shall have become effective in accordance with the terms of the Financing Agreements and the documents relating thereto.
(ii)    Administrative Agent shall have received a fully executed or conformed copy of each Financing Agreement and any documents executed in connection therewith, together with copies of each of the opinions of counsel delivered to the parties under the Financing Agreements. Concurrently with the effectiveness of this Agreement, each Financing Agreement shall be in full force and effect, and no provision thereof shall have been modified or waived in any respect reasonably determined by Administrative Agent to be material, in each case without the consent of Oaktree.
(f)    Material Adverse Effect. Agents shall have reasonably determined that no event, circumstance or change has occurred since June 30, 2014, that has caused or evidences, or could reasonably be expected to result in a Material Adverse Effect.
(g)    Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are reasonably necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent, except (i) for the registration of the shares of Borrower’s common stock issuable upon exercise of the Oaktree Warrants under the Securities Act, (ii) periodic and other reporting requirements under the Exchange Act or (iii) as may be required under state securities or "blue sky" laws in connection with the issuance of Oaktree Warrants and the shares of Borrower’s common stock issuable upon exercise of the Oaktree Warrants. All applicable waiting periods shall have expired without any action being taken or threatened in writing by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(h)    Collateral. In order to create in favor of (x) First Priority Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the First Priority Collateral and (y) Pari Passu Collateral Agent, for the benefit of Secured Parties, a valid, perfected pari passu security interest in the Pari Passu Collateral, each applicable Credit Party shall have delivered to First Priority Collateral Agent:
(i)    evidence reasonably satisfactory to First Priority Collateral Agent of the compliance by such Credit Party of its obligations under the First Priority Collateral

Documents Agreement to which it is a party (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements and originals of stock and to satisfy any other perfection requirements);
(ii)    opinions of counsel (which counsel shall be reasonably satisfactory to First Priority Collateral Agent) with respect to, among other things, (A) the creation and perfection of the security interests in favor of First Priority Collateral Agent in such First Priority Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property First Priority Collateral is located as Collateral Agent may reasonably request, (B) upon consummation of the transactions contemplated by the Credit Documents and the Financing Agreements, (I) Borrower will not be in breach of the Pari Passu Indenture or the Pari Passu Collateral Documents, (II) Pari Passu Collateral Agent, for the benefit of Secured Parties, shall have a perfected pari passu Lien on all Pari Passu Collateral to the same extent as immediately prior to the date hereof and (III) First Priority Collateral Agent shall have a First Priority Lien on all Collateral intended to be pledged pursuant to the Credit Documents, in each case in form and substance reasonably satisfactory to Collateral Agent; and
(iii)    evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by First Priority Collateral Agent.
(i)    Financial Statements. Administrative Agent shall have received from Borrower the Historical Financial Statements.
(j)    Evidence of Insurance. First Priority Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Pari Passu Collateral Agent and First Priority Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
(k)    Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Jones Day, counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, including, without limitation, the opinions set forth in Section 3.1(h)(ii), dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
(l)    Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.7 and all expenses payable pursuant to Section 9.2 which have accrued to the Closing Date.

(m)    Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower in form, scope and substance reasonably satisfactory to Administrative Agent, and demonstrating that after giving effect to borrowing of the Loans on the Closing Date, the consummation of the Magnequench Financing and Sale Leaseback and any rights of contribution, Credit Parties are and will be, on a consolidated basis, Solvent.
(n)    Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
(o)    Closing Date. Lenders shall have made the Loans to Borrower in an amount not to exceed $50,167,000 on or before September 15, 2014.
(p)    No Litigation. There shall not exist any valid order, injunction,  litigation or other proceedings (private or governmental) effective to delay or seeking to preclude the closing of the transactions contemplated by this Agreement, the Magnequench Financing or the Sale Leaseback or to modify the terms thereof in a manner adverse to Oaktree in any material respect.
(q)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
(r)    Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.
3.2.    Conditions to Each Credit Extension.
(a)    Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent; provided that the conditions in clauses (iv) and (v) shall not be required to be satisfied for any Loan to be made on the Closing Date:
(i)    Administrative Agent shall have received a fully executed and delivered Funding Notice;
(ii)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
(iv)    the financial statements delivered to Lender pursuant to Section 5.1(a) or Section 5.1(b) for the most recently completed Fiscal Quarter prior to such Credit Date shall show Consolidated Adjusted EBITDA of Borrower (calculated in accordance with Regulation S‑X together with such additional adjustments that Administrative Agent reasonably agrees are appropriate) for each of the immediately preceding two Fiscal Quarters for which financial statements are available of not less than $20,000,000; and
(v)    Administrative Agent shall have received evidence reasonably satisfactory to it that the production at the Mountain Pass Facility (as reported or as would be reported in Borrower’s Securities and Exchange Commission filings) is equal to or greater than 4,000 metric tons for each of the immediately preceding two Fiscal Quarters prior to such Credit Date.
(b)    Funding Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Funding Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Funding Notice, the written Funding Notice shall govern. In the case of any Funding Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.
3.3.    Conditions Subsequent. Within (a) 2 Business Days after the Closing Date, Borrower shall (and shall cause its Subsidiaries to) deliver to First Priority Collateral Agent stock powers relating to the Equity Interests being pledged by First Priority Pledgors organized in British Columbia, (b) 5 Business Days after the Closing Date, Borrower shall (and shall cause its Subsidiaries to) deliver to the First Priority Collateral Agent a fully executed share pledge agreement (or the equivalent documentation required by local law) for Magnequench (Korat) Co., Ltd., a company formed under the laws of Thailand, accompanied by a stock certificate and a transfer power (if such Equity Interests being pledged are certificated), together with all other documents, agreements, certificates, instruments and opinions of local counsel and Jones Day requested by, and in form and substance reasonably satisfactory to, First Priority Collateral Agent and (c) 30 days after the Closing Date, Borrower shall (and shall cause its Subsidiaries to) deliver to the First Priority Collateral Agent a fully executed (i) share pledge agreement (or the equivalent documentation required by local law) for Molycorp Korea, Inc., a Korean corporation, accompanied by a stock certificate and a transfer power (if such Equity Interests being pledged are certificated) and (ii) First Priority Guaranty for each of Molycorp Korea, Inc., a Korean corporation and Molycorp Silmet

AS, a company formed under the laws of Estonia, in each case together with all other documents, agreements, certificates, instruments and opinions of local counsel and Jones Day requested by, and in form and substance reasonably satisfactory to, First Priority Collateral Agent (it being understood that the failure by Borrower to perform or cause to be performed any such condition subsequent on or before the applicable date shall constitute an immediate Event of Default, subject to any extensions agreed to in writing by Administrative Agent in its sole discretion).
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Magnequench Financing and the Sale Leaseback contemplated hereby):
4.1.    Organization; Requisite Power and Authority; Qualification. Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of (i) its jurisdiction of organization as identified in Schedule 4.1 (as such schedule is supplemented from time to time pursuant to Section 5.1(h)) and (ii) each other jurisdiction where its ownership, lease or operation of any Facility or any other property or the conduct of its business requires such qualification or license, except in such jurisdictions where the failure to be so qualified could not reasonably be expected to result in an Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2.    Equity Interests and Ownership. The Equity Interests of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non‑assessable (to the extent such concepts are applicable in the relevant jurisdiction). Except for (i) the Oaktree Warrants, (ii) Equity Interests issued or issuable pursuant to equity compensation plans of Borrower and stock purchase plans of Borrower, (iii) the 2016 Notes, the 2017 Notes, the 2018 Notes, the Neo Material Convertible Debentures and shares of Exchangeco Capital Stock and (iv) as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly (a) sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries and (b) identifies each (i) First Priority Pledgor, (ii) First Priority Guarantor and (iii) Pari Passu Guarantor, in each case as of the Closing Date.
4.3.    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4.    No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of the Outstanding Notes, the Pari Passu Indenture or the Pari Passu Collateral Documents, (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Pari Passu Collateral Agent or First Priority Collateral Agent, in each case, for the benefit of the Secured Parties), or (e) require any approval of Borrower’s stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
4.5.    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) as already obtained as of the Closing Date, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, (c) for the registration of the shares of Borrower’s common stock issuable upon exercise of the Oaktree Warrants under the Securities Act, (d) for periodic and other reporting requirements under the Exchange Act or (e) as may be required under state securities or "blue sky" laws in connection with the issuance of Oaktree Warrants and the shares of Borrower’s common stock issuable upon exercise of the Oaktree Warrants.
4.6.    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7.    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position,

on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long‑term lease or unusual forward or long‑term commitment, as determined in accordance with GAAP, that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.
4.8.    No Material Adverse Effect. Since June 30, 2014, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in a Material Adverse Effect.
4.9.    Intercompany Obligations. As of the Closing Date, Schedule 4.9 contains a true, accurate and complete list (including balances thereon) of all Indebtedness of (a) any Subsidiary of Borrower to Borrower or to any other Subsidiary and (b) Borrower to any of its Subsidiaries.
4.10.    Adverse Proceedings, Etc. Except as set forth on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.11.    Payment of Taxes. Except as otherwise permitted under Section 5.3, all material Tax returns and reports of Borrower and its Subsidiaries required to be filed (or a valid extension of time to file has been obtained) by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than those being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. There is no proposed Tax assessment against Borrower or any of its Subsidiaries to Borrower’s knowledge which is not being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.12.    Properties. Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Sections 6.5 and 6.7. Except for Permitted Liens, all such properties and assets are free and clear of Liens.
4.13.    Environmental Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law relating to any potential liability under such law that could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback. To each of Borrower’s and its Subsidiaries’ knowledge, there are and there have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback. Neither Borrower nor any of its Subsidiaries nor, to Borrower’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, except where such activity that could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback. None of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any state equivalent, except where such activity could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback. No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate could reasonably be expected to have, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback.
4.14.    No Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.15.    Material Contracts. Set forth on Schedule 4.15 is a list as of the Closing Date of any and all contracts, instruments, agreements and understandings with respect to Borrower and of its Subsidiaries that would be required to be filed as an exhibit to a registration statement on Form S-1 pursuant to Item 601(b)(4), (b)(10)(i) or (b)(10)(ii) under Regulation S-K (collectively the “Material Contracts”) if Borrower was the registrant thereunder as of the date hereof. Except as disclosed on Schedule 4.15 (as such schedule is supplemented by reports that are made or should be made pursuant to Borrower’s Securities and Exchange Commission filings), each Material Contract is in full force and effect and is a legal, valid and binding contract or agreement of Borrower and its Subsidiaries party thereto, and after giving effect to the consummation of the transactions contemplated by this Agreement and the Financing Agreements, there will be no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by such Borrower and its Subsidiaries or, to the knowledge of Borrower, any other party, in the timely performance of any obligation to be performed or paid under any of the Material Contracts. No written notice has been received by Borrower of any material default under or termination of any Material Contract which has not been cured or waived as of the date hereof or which cannot be promptly cured or waived without the payment of any material sums with respect thereto.
4.16.    Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.17.    Federal Reserve Regulations; Exchange Act. (a) None of Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or to violate the Exchange Act.
4.18.    Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.19.    Employee Benefit Plans. Except as is not reasonably likely to have a Material Adverse Effect: (a) Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan; (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates; (d) no ERISA Event has occurred or is reasonably likely to occur; and (e) Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero
4.20.    Security Documents. Schedule 4.21 contains as of the Closing Date a true, accurate and complete list of each Pari Passu Collateral Document, each of which is in full force and effect and copies of which have been delivered to First Priority Collateral Agent. Upon execution and delivery of the Pari Passu Collateral Agency Joinder, (i) the Obligations hereunder will constitute an Additional Secured Debt Facility (as defined in the Pari Passu Collateral Agency Agreement) and Parity Lien Obligations (as defined in the Pari Passu Indenture) and (ii) Pari Passu Collateral Agent, for the benefit of Secured Parties, will have a legal, valid, enforceable and perfected security interest in the Pari Passu Collateral. Upon the execution and delivery of each First Priority Collateral Document, First Priority Collateral Agent, for the benefit of Secured Parties, will have a legal, valid and enforceable security interest in the First Priority Collateral, and upon physical delivery of any certificated Equity Interests of each First Priority Guarantor to First Priority Collateral Agent and the execution of each Uncertificated Securities Control Agreement, if any, as the case may be, First Priority Collateral Agent will have a fully perfected Lien on such First Priority Collateral, in each case prior and superior in right to any other Person.
4.21.    Solvency. Credit Parties are and, immediately prior to and upon the incurrence of any Credit Extension to any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.
4.22.    Financing Agreements.
(a)    Delivery. Borrower has delivered to Administrative Agent complete and correct copies of (i) each Financing Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendments, restatements, supplements or other modifications to or waivers of each Financing Agreement entered into as of the Closing Date and after the date hereof.
(b)    Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Magnequench Financing and the Sale Leaseback set forth in the Financing Agreements have been duly satisfied or, with the consent of Oaktree, waived, and (ii) the Magnequench Financing and the Sale Leaseback have been consummated in accordance with the Financing Agreements, as applicable, and all applicable laws.
4.23.    Compliance with Statutes, Etc.. Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or the Mountain Pass Facility or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the Mountain Pass Facility or the operations of Borrower or any of its Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.24.    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by Borrower) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known to Borrower (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25.    Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of Borrower, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Borrower and its Subsidiaries and their respective directors, officers and, to the knowledge of Borrower, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans will be used by Borrower or any of its Subsidiaries, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.
SECTION 5.    AFFIRMATIVE COVENANTS
Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted), Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1.    Financial Statements and other Reports. Borrower will deliver to Administrative Agent:
(a)    Quarterly Financial Statements. Concurrently with the filing thereof with the Securities and Exchange Commission, after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, to the extent so filed, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and stockholders’ equity and cash flows of Borrower and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail; provided, that, with respect to any Fiscal Quarter, if all of the foregoing information is fairly, accurately and completely set forth in Borrower’s Form 10-Q filing with the Securities and Exchange Commission for such Fiscal Quarter, such Form 10-Q filing with the Securities and Exchange Commission shall be deemed delivery to Administrative Agent of the information required under this Section 5.1(a);

(b)    Annual Financial Statements. Concurrently with the filing thereof with the Securities and Exchange Commission, after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, to the extent so filed, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto and (ii) with respect to such consolidated and consolidating financial statements a report thereon of KPMG LLP (Canada) or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); provided, that, with respect to any Fiscal Year, if all of the foregoing information is fairly, accurately and completely set forth in Borrower’s Form 10-K filing with the Securities and Exchange Commission for such Fiscal Year, such Form 10-K filing with the Securities and Exchange Commission shall be deemed delivery to Administrative Agent of the information required under this Section 5.1(b);
(c)    Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
(d)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
(e)    Notice of Default. Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that written notice has been given to Borrower with respect thereto, (ii) that any Person has given any written notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 7.1 (b), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, in each case together with a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such

Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
(f)    Notice of Litigation. Promptly upon any officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or any development in any Adverse Proceeding that, in each case, if adversely determined could be reasonably expected to have a Material Adverse Effect, or (ii) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or any development in any Adverse Proceeding, that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; provided that only Public-Side Information will be provided to Lenders pursuant to this Section 5.1(f) unless such Lenders provide written confirmation that this requirement is waived;
(g)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that is reasonably likely to result, either alone or together with any other ERISA Event, in a liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness and at the request of Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all written notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(h)    Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to, and agrees not to permit any of its Subsidiaries to, to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Pari Passu Collateral Agent or First Priority Collateral Agent, as the case may be, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any portion of the Collateral with a value of greater than $10,000,000 is damaged or destroyed;
(i)    Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, written notices and proxy statements sent or made available generally by Borrower to its security holders (including the holders of any Outstanding Notes)

acting in such capacity or by any Subsidiary of Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries; provided, that Borrower shall be deemed to have complied with its obligations under clause (A) with respect to any such information that is available free of charge on the Securities and Exchange Commission’s web site or otherwise through the Internet on Borrower’s web site, (B) promptly but in no event later than three Business Days after execution thereof, copies of all written notices or documents delivered pursuant to or in connection with the Outstanding Notes or the Pari Passu Collateral Documents, including, without limitation, all amendments, waivers, consents, notices of default, reservation of rights and opinions and (C) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and
(j)    Certification of Public Information. Borrower and each Lender acknowledge that certain of Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to (a) notify Administrative Agent in writing three Business Days prior to the distribution of Private-Side Information and (b) clearly designate all information provided to Administrative Agent by or on behalf of Borrower which contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.
5.2.    Existence. Except as otherwise permitted under Sections 6.8 and 6.10, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all material rights, licenses and franchises, licenses of Borrower and each of its Subsidiaries; provided that Borrower and each its Subsidiaries shall not be required to preserve any such right, license or franchise, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of Borrower and its Subsidiaries taken as a whole.
5.3.    Payment of Taxes and Claims. Borrower will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon Borrower or any Subsidiary or its income or profits or property, and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of Borrower or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.
5.4.    Maintenance of Properties.. Borrower will cause all properties that are necessary for the proper conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (excluding ordinary wear, tear and casualty) as in the judgment of Borrower may be necessary so that the business of Borrower and its Subsidiaries may be properly conducted at all times; provided that nothing in this Section 5.4 prevents Borrower or any Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of Borrower, desirable in the conduct of the business of Borrower and its Subsidiaries taken as a whole.
5.5.    Insurance. Borrower will provide or cause to be provided, for itself and its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties with insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which Borrower and its Subsidiaries are then conducting business. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Pari Passu Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to First Priority Collateral Agent, that names Pari Passu Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and, Borrower shall use its commercially reasonable efforts to ensure that such policy provides for at least thirty days’ prior written notice to Pari Passu Collateral Agent of any modification or cancellation of such policy.
5.6.    Books and Records; Inspections. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its Subsidiaries to, (a) permit any Lender or any advisor, auditor, consultant, attorney or representative acting for such Lender, in each case in coordination with Administrative Agent, upon reasonable written notice to Borrower and during normal business hours, to visit and inspect any of the property of Borrower and its Subsidiaries, to review, make extracts from and copy the books and records of Borrower and its Subsidiaries relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of Borrower and its Subsidiaries and (b) deliver to First Priority Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as First Priority Collateral Agent may reasonably request.

5.7.    Lenders Meetings. Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time and on such date as may be agreed to by Borrower and Administrative Agent.
5.8.    Compliance with Laws. Borrower will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except to the extent that noncompliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of the laws, rules, regulations and orders referred to in Section 4.25, except to the extent that noncompliance therewith is not material).
5.9.    Environmental.
(a)    Environmental Disclosure. Borrower will deliver to Administrative Agent:
(i)    promptly following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or any Environmental Claims either of which could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Environmental Claims, Release required to be reported to any Governmental Authority under any applicable Environmental Laws or Hazardous Materials Activities, except for any Environmental Claims, Releases or Hazardous Materials Activities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback, and (B) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications between Borrower or any of its Subsidiaries and any third party, including any Governmental Authority with respect to (A) any Environmental Claims, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any liability or responsive action as a result of any Hazardous Materials Activity, except for any

Environmental Claims, Releases or requests for information which could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback; and
(iv)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Hazardous Materials Activities, Etc. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Sale Leaseback.
5.10.    Subsidiaries. In the event that any Person becomes a “Guarantor” under and as defined in the Pari Passu Indenture, Borrower shall (a) promptly cause such Person to become a (1) Pari Passu Guarantor by executing and delivering to Administrative Agent a joinder agreement to the Pari Passu Guaranty in the form attached to the Pari Passu Guaranty and (2) a Grantor under the Pari Passu Security Agreement by executing and delivering to Pari Passu Collateral Agent (with copies to First Priority Collateral Agent) all deliverables required by Sections 4.12 and 11.02 of the Pari Passu Indenture, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by First Priority Collateral Agent or Pari Passu Collateral Agent pursuant to the Pari Passu Indenture and the Pari Passu Collateral Documents. In the event that any Person becomes a Material Subsidiary of Borrower (and such Subsidiary is not a “Guarantor” under the Pari Passu Indenture), Borrower shall, or shall cause such Subsidiary to deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Subsidiary to become a First Priority Guarantor and to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of First Priority Collateral Agent, for the benefit of Secured Parties, under the applicable First Priority Collateral Document in 100% of such Subsidiary’s Equity Interests. With respect to each such Material Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding the foregoing or anything else in this Agreement or any other Loan Document to the contrary, if the addition of any such Subsidiary as a Pari Passu Guarantor or Grantor under the Pari Passu Security Agreement or as a First Priority Guarantor would result in material adverse tax consequences to Borrower or its Subsidiaries, then with the prior written consent of Oaktree (such consent not to be unreasonably withheld, but it being acknowledged, for the avoidance of doubt, that it is reasonable for Oaktree to withhold its consent if the failure of such Subsidiary to become a guarantor or grantor likely will adversely affect the value or the priority of the First Priority Collateral in any material respect), such Subsidiary shall not be required to become a Pari Passu Guarantor or Grantor under the Pari Passu Security Agreement or a First Priority Guarantor, as the case may be.
5.11.    Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or First Priority Collateral Agent may reasonably request to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Administrative Agent or First Priority Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by Guarantors and are secured by (a) substantially all of the assets of Borrower and each Pari Passu Guarantor in accordance with the Pari Passu Indenture and the Pari Passu Collateral Documents and (b) the pledge of the Equity Interests by each First Priority Pledgor in accordance with this Agreement and the First Priority Collateral Documents, subject in each case to any limitations or exclusions set forth in the Pari Passu Collateral Documents or the First Priority Collateral Documents.
SECTION 6.    NEGATIVE COVENANTS
Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations for which a claim has not been asserted), Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1.    Indebtedness or Preferred Stock.
(a)    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become liable with respect to any Indebtedness, except that Borrower or any Subsidiary may incur Indebtedness, including Acquired Debt, if, at the time of and immediately after giving effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1 (the “Fixed Charge Coverage Ratio Test”); provided that Indebtedness incurred under this paragraph (and any Permitted Refinancing Indebtedness in respect thereof) by Subsidiaries that are not Guarantors may not exceed more than $50,000,000 in the aggregate outstanding at any time.
(b)    Notwithstanding the foregoing, Borrower and, to the extent provided below, any Subsidiary may incur the following (the “Permitted Indebtedness”)
(i)    the Obligations;
(ii)    Indebtedness of Borrower pursuant to the Pari Passu Notes as in effect as of the Closing Date in an aggregate amount not to exceed $650,000,000 at any time;

(iii)        (1) Indebtedness of Borrower or any Subsidiary owed to Borrower or any Subsidiary so long as such Indebtedness continues to be owed to Borrower or a Subsidiary and is subordinated in right of payment to the Obligations and (2) Preferred Stock of a Subsidiary so long as such Preferred Stock continues to be held by Borrower or a Subsidiary; provided that at such time as any such outstanding Indebtedness or Preferred Stock ceases to be owed to or held by, as the case may be, Borrower or a Subsidiary and is instead held by a Person that is not Borrower or a Subsidiary, such Indebtedness or Preferred Stock will be deemed to be incurred and not permitted by this clause (iii);
(iv)    Indebtedness (“Permitted Refinancing Indebtedness”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Indebtedness incurred under Section 6.1(a) or Section 6.1(b)(iv), (b)(viii) or (b)(xi)(1) in an amount not to exceed the principal amount of the Indebtedness so refinanced, plus accrued and unpaid interest, applicable premiums (including tender premiums), fees and expenses (including upfront fees and original issue discount) incurred in connection with the repayment of such Indebtedness and the incurrence of the Permitted Refinancing Indebtedness; provided that:
(1)    in case the Indebtedness to be refinanced is subordinated in right of payment to the Obligations, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness to be refinanced is subordinated to the Obligations;
(2)    the terms are not more restrictive in any material respect than the terms of any agreement or instrument governing the Indebtedness being refinanced;
(3)    the maturity date is at least six months after the Maturity Date;
(4)    the cash interest rate is less than or equal to 9.0% per annum; and
(5)    in no event may Indebtedness of a Pari Passu Guarantor be refinanced with Indebtedness issued by a First Priority Guarantor.
(v)    obligations in respect of any Hedge Agreement of Borrower or any of its Subsidiaries not incurred for speculative purposes;
(vi)     Indebtedness of Borrower or any Subsidiary in the form of bank guarantees, letters of credit and bankers’ acceptances, bid, performance, reclamation, statutory obligation, surety, appeal and performance bonds, obligations in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, and other obligations of a like nature, in each case incurred in the ordinary course of business and not for an obligation for money borrowed or credit advanced;

(vii)    Indebtedness arising from agreements of Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;
(viii)    Indebtedness of Borrower or any of its Subsidiaries not otherwise described in Section 6.1(b)(i) through Section 6.1(b)(vii) or Section 6.1(b)(ix) through Section 6.1(b)(xxii) outstanding on the Closing Date as detailed on Schedule 6.1;
(ix)    (1) Indebtedness of Borrower or any Guarantor consisting of guarantees of Indebtedness of Borrower or any of its Subsidiaries otherwise permitted under this Section 6.1; provided that if such guaranteed Indebtedness is subordinate to the Obligations, then such guarantee will be subordinate to the Obligations to the same extent and (2) Indebtedness of any Subsidiary of Borrower that is not a Guarantor consisting of guarantees of Indebtedness of any Subsidiary that is (I) not a Guarantor or (II) that is a Subsidiary of such Person;
(x)    Indebtedness arising from the endorsement of instruments for deposit, the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Indebtedness in respect of netting services, cash management services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;
(xi)    Indebtedness of Borrower or any Subsidiary (1) constituting Acquired Debt (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by Borrower); provided that after giving pro forma effect to incurrence of such Indebtedness, Borrower would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 6.1(a), or (2) incurred to finance the acquisition, design, construction, installation, development or improvement of any assets, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and any refinancing thereof; provided that the aggregate principal amount at any time outstanding of any Indebtedness incurred under this Section 6.1(b)(xi)(2) may not exceed (x) the greater of (A) $175,000,000 or (B) 5.5% of Consolidated Total Assets (it being understood that any decrease in Consolidated Total Assets following the date of incurrence shall not create a Default with respect to such previously incurred Indebtedness) minus (y) the outstanding amount of the Sale Leaseback;
(xii)    Indebtedness of Borrower pursuant to the 2016 Notes as in effect on the Closing Date in an aggregate amount not to exceed $230,000,000 at any time;
(xiii)    Indebtedness of Borrower pursuant to the 2017 Notes as in effect on the Closing Date in an aggregate amount not to exceed $414,000,000 at any time;

(xiv)    Indebtedness of Neo Material Technologies Inc. pursuant to its 5.000% Convertible Subordinated Unsecured Debentures due 2017 as in effect on the Closing Date in an aggregate amount not to exceed $2,500,000;
(xv)    Indebtedness of Borrower and its Subsidiaries pursuant to the Magnequench Financing;
(xvi)    Indebtedness of Foreign Subsidiaries not otherwise described in Section 6.1(b)(i) through Section 6.1(b)(xv) or Section 6.1(b)(xvii) through Section 6.1(b)(xxii) in an aggregate principal amount at any time outstanding not to exceed $15,000,000, including any refinancing thereof;
(xvii)    Indebtedness of Molycorp Minerals, Borrower and its other Subsidiaries pursuant to the Sale Leaseback;
(xviii)    Indebtedness of Borrower or any of its Subsidiaries not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $150,000,000 and (2) 5.5% of Consolidated Total Assets (it being understood that any decrease in Consolidated Total Assets following the date of incurrence shall not create a Default with respect to such previously incurred Indebtedness); provided that such Indebtedness incurred under this clause (xviii) shall (x) rank junior in priority to the Obligations and (y) be subject to an intercreditor agreement in form and substance reasonably acceptable to Oaktree. For the avoidance of doubt, the Indebtedness of Borrower pursuant to the 2018 Notes fully utilizes the Indebtedness permitted pursuant to this clause (xviii) and no additional Indebtedness may be incurred upon reliance on this clause (xviii) until the 2018 Notes have been refinanced or repaid in whole or in part;
(xix)    Indebtedness of Borrower or any Subsidiary consisting of (1) the financing of insurance premiums, (2) take-or-pay obligations contained in supply or other arrangements or (3) letters of credit, bankers acceptance, and similar instruments supporting trade credit in the ordinary course of business;
(xx)    customary indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets of Borrower or any assets or Equity Interests of any of its Subsidiaries;
(xxi)    Indebtedness representing deferred compensation to employees of Borrower or any Subsidiary incurred in the ordinary course of business; and
(xxii)    Indebtedness consisting of promissory notes or similar Indebtedness issued by Borrower or any of its Subsidiaries to current or former officers, directors or employees (or their estates or beneficiaries under their estates or the applicable agreements or employee benefit plans), in each case to finance the purchase or redemption of Equity Interests of Borrower or a Subsidiary in an aggregate amount not to exceed $25,000,000 to the extent permitted by Section 6.3(b)(vii).

(c)    Notwithstanding any other provision of this Section 6.1, for purposes of determining compliance with this Section 6.1, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that Borrower or a Subsidiary may incur under this Section 6.1. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
(d)    In the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Permitted Indebtedness described in Section 6.1(b)(i) through Section 6.1(b)(xxii) above or is entitled to be incurred pursuant to Section 6.1(a), Borrower shall, with the consent of Oaktree not to be unreasonably withheld, classify such item and may divide and classify such item in more than one of the types of Indebtedness or Preferred Stock described above in any manner that complies with this Section 6.1, and such Indebtedness or Preferred Stock will be treated as having been incurred pursuant to the clauses of the definition of “Permitted Indebtedness” or paragraph (a) of this Section 6.1, as the case may be, designated by Borrower, and from time to time may change the classification of an item of Indebtedness or Preferred Stock (or any portion thereof) to any other type of Indebtedness described in this Section 6.1 at any time, including pursuant to Section 6.1(a).
(e)    Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock of the same class will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this Section 6.1 but will be included in subsequent calculations of the amount of outstanding Indebtedness for purposes of incurring future Indebtedness; provided that such accrual, accretion, amortization or payment is included in the calculation of Consolidated Fixed Charges.
(f)    For purposes of determining any particular amount of Indebtedness, any other obligation on such Indebtedness arising under any guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent such guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness, and such underlying Indebtedness was otherwise treated as incurred pursuant to this Section 6.1.

(g)    Neither Borrower nor any Guarantor may incur any Indebtedness that is subordinated in right of payment to other Indebtedness of Borrower or any Guarantor unless such Indebtedness is also subordinated in right of payment to the Obligations on substantially identical terms.
6.2.    Liens.
(a)    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Closing Date or thereafter acquired, except, (i) in the case of Liens on any property or assets that do not constitute Collateral, if the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the Obligations secured by such Lien or (ii) as set forth below (collectively, “Permitted Liens”):
(i)    Liens existing on the Closing Date (not otherwise permitted hereby) as detailed on Schedule 6.2;
(ii)    Liens in favor of First Priority Collateral Agent for the benefit of Secured Parties granted pursuant to the First Priority Collateral Documents;
(iii)    Liens in favor of First Priority Collateral Agent granted in connection with the Magnequench Financing and the Sale Leaseback;
(iv)    Liens in favor of Pari Passu Collateral Agent for the benefit of the holders of the Pari Passu Notes as long as such Liens remain pari passu to the Liens granted in connection with the Obligations hereunder;
(v)    Liens in favor of a subordinated lender pursuant to Indebtedness incurred under Section 6.1(b)(xviii).
(vi)    (I) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and (II) Liens securing obligations specified in clause (b)(vi) of the definition of “Permitted Indebtedness,” incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money or the obtaining of advances or credit;
(vii)    Liens imposed by law, such as landlords’, carriers’, vendors’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, supplier of materials, architects’ and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
(viii)    customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedge Agreements;
(ix)    Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;
(x)    options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Joint Ventures, partnerships and the like;
(xi)    Liens arising out of judgments, attachments and awards in respect of which Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that, the aggregate amount of all such judgments, attachments and awards (and any cash and the Fair Market Value of any property subject to such Liens) does not exceed $10,000,000 at any one time outstanding;
(xii)    Liens incurred in the ordinary course of business securing obligations not securing Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Borrower and its Subsidiaries;
(xiii)    Liens (including the interest of a lessor under a Capital Lease) on property that secures Indebtedness incurred pursuant to clause (b)(xi)(2) of the definition of “Permitted Indebtedness” for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property; provided that the Lien does not (I) extend to any additional property or (II) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured;
(xiv)    Liens on property or shares of Capital Stock or other assets of a Person at the time such Person becomes a Subsidiary of Borrower; provided such Liens were not created in contemplation thereof and do not extend to any other property of Borrower or any Subsidiary;
(xv)    Liens on property at the time Borrower or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into Borrower or any of its Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of Borrower or any of its Subsidiaries;

(xvi)    Liens securing Indebtedness or other obligations of Borrower or a Subsidiary to Borrower or a Guarantor; provided that no Lien may be granted by a First Priority Guarantor in favor of Borrower or a Pari Passu Guarantor;
(xvii)    Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, including obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;
(xviii)    Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any of its Subsidiaries on deposit with or in possession of such bank;
(xix)    Deposits made in the ordinary course of business to secure liability to insurance carriers;
(xx)    extensions, renewals or replacements of any Liens referred to in clauses (i), (ii), (iii), (iv), (xii), (xiii), (xiv) or (xv) in connection with the refinancing of the obligations secured thereby; provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the amount secured by such Lien is not increased;
(xxi)    surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Leases), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral rights and/or other Real Property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface mineral deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any of its Subsidiaries;
(xxii)    pledges, deposits or non-exclusive licenses to use intellectual property rights of Borrower or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(xxiii)    leases, subleases, licenses or sublicenses (including of Real Property and intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries and do not secure any Indebtedness;

(xxiv)    Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Borrower or any Subsidiary in the ordinary course of business (other than to the extent such Liens attach to any equipment leased to Borrower pursuant to the Mountain Pass Lease other than the Liens of the lessor under the Mountain Pass Lease);
(xxv)    rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or any of its Subsidiaries, with respect to tracts of Real Property where Borrower or its applicable Subsidiaries’ ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;
(xxvi)    minor survey exceptions, minor encumbrances, other defects and exceptions to title of Real Property where such defects or exceptions, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property;
(xxvii)    Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiary incurred under Section 6.1(b)(viii) or 6.1(b)(xvi);
(xxviii)    royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Indebtedness) entered into in the ordinary course of business;
(xxix)    any Lien resulting from the advance or deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business;
(xxx)    Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries;
(xxxi)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon; and
(xxxii)    Liens encumbering customary initial deposits, margin deposits and other similar deposits attached to brokerage accounts incurred in the ordinary course of business.
(b)    Any Lien created for the benefit of the Secured Parties on assets not otherwise constituting Collateral pursuant to Section 6.2(a) shall be automatically and unconditionally released and discharged upon the release and discharge of Liens that gave rise to the obligation to so secure the Obligations pursuant to this Agreement.

6.3.    Restricted Payments.
(a)     Borrower shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):
(i)    declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Borrower’s Qualified Equity Interests) held by Persons other than Borrower or any of its Subsidiaries;
(ii)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of Borrower held by Persons other than Borrower or any of its Subsidiaries;
(iii)    repay, redeem (or issue an irrevocable notice of redemption), repurchase, defease or otherwise acquire or retire for value, or make any principal payment on, any Subordinated Indebtedness (other than (1) the conversion of any convertible debt security and (2) payments on Indebtedness owed to Borrower or any of its Subsidiaries);
(iv)    make any Investment other than a Permitted Investment; or
(v)    prepay any purchase of products or services in any material respect from any Person (1) except in the ordinary course of business or (2) so long as such prepayment will not adversely affect the value or the priority of the First Priority Collateral in any material respect or have any material effect on the calculation of Consolidated Adjusted EBITDA;
unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)    no Default has occurred and is continuing;
(2)    Borrower could incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio Test; and
(3)    the aggregate amount expended for all Restricted Payments made on or after the Closing Date would not, subject to paragraph (c), exceed the sum of:

(i)
50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter ending June 30, 2014, and ending on the last day of Borrower’s most recently completed Fiscal Quarter for which internal financial statements are available; plus

(ii)
subject to paragraph (c), the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by Borrower (other than from a Subsidiary) after the Closing Date (x)

from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Indebtedness to the extent since converted into or exchanged for Qualified Equity Interests of Borrower or (y) as a contribution to its common equity; plus

(iii)
the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received after the Closing Date, on any other Investment made after the Closing Date pursuant to this Section 6.3(a), as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(iv)
any amount which previously qualified as a Restricted Payment made under Section 6.3(a) on account of any guarantee entered into by Borrower or any Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

(b)    The foregoing will not prohibit:
(i)    the payment of any dividend or distribution or irrevocable redemption within 90 days after the date of declaration or giving of the redemption notice if, at the date of declaration or giving of the redemption notice, such payment would have been permitted under Section 6.3(a);
(ii)    dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to Borrower or any of its Subsidiaries, to all holders of any class of Equity Interests of such Subsidiary so long as any such dividend or distribution would not have the effect of causing any First Priority Collateral to become Pari Passu Collateral or any First Priority Guaranty to become a Pari Passu Guaranty;
(iii)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness;
(iv)    the making of any Restricted Payment in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of Borrower or of a contribution to the common equity of Borrower;
(v)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of Borrower in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of Borrower or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of Borrower;

(vi)    any Investment acquired as a capital contribution to Borrower, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of Qualified Equity Interests of the Company;
(vii)    Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $25,000,000;
(viii)    any Restricted Payment that could be deemed to have been made as the result of a contribution of cash or Cash Equivalents to an employee benefit plan of Borrower pursuant to the terms thereof, to the extent such benefit plan purchases Equity Interests of Borrower in the open market;
(ix)    the purchase, repurchase, redemption, acquisition or retirement for nominal value of common stock or preferred stock purchase rights in each case issued in connection with any stockholder rights plan that may be adopted by Borrower;
(x)    repurchases of Equity Interests that occur or are deemed to occur (x) upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represents a portion of the exercise price thereof, (y) as a result of Equity Interests being utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards and (z) upon the cancellation or forfeiture of stock options, warrants or other equity awards;
(xi)    cash payments made in lieu of the issuance of fractional shares (whether in connection with the exercise of warrants, options or other securities convertible into or exchangeable into Equity Interests of Borrower or otherwise); and
(xii)    the declaration and payment of dividends on Disqualified Stock and Preferred Stock issued by (1) a Pari Passu Guarantor to any of (A) Borrower, (B) another Pari Passu Guarantor or (C) a First Priority Guarantor or (2) a First Priority Guarantor to another First Priority Guarantor, in each case as permitted under Section 6.1;
provided that, in the case of clause (vii), no Event of Default has occurred or would occur as a result thereof.
(c)     Proceeds of the issuance of Qualified Equity Interests will be included under Section 6.3(a)(3) only to the extent they are not applied as described in clause (iv), (v) or (vi) of Section 6.3(b). Restricted Payments permitted pursuant to clause (ii) through (vi), and (vii) through (xi) of Section 6.3(b) will not be included in making the calculations under Section 6.3(a)(3).
(d)    Notwithstanding anything to the contrary contained herein, Borrower shall not, and shall not permit any of its Subsidiaries to, repay, repurchase or redeem (including at maturity thereof) any Indebtedness under the 2016 Notes, the 2017 Notes, the 2018 Notes and the Pari Passu Notes (other than conversions of convertible debt securities, the 2016 Notes Equity Refinancing or the Oaktree Notes Repurchase) unless (a) at the time of such payment (i) the financial statements delivered to Lender pursuant to Section 5.1(a) or Section 5.1(b), as applicable, shall indicate that Consolidated Adjusted EBITDA of Borrower is equal to or greater than $20,000,000 for each of the immediately preceding two Fiscal Quarters for which financial statements are available and (ii) Administrative Agent shall have received evidence reasonably satisfactory to it that production at the Mountain Pass Facility (as reported or as would be reported in Borrower’s Securities and Exchange Commission filings) is equal to or greater than 4,000 metric tons for each of the two consecutive Fiscal Quarters immediately preceding the Fiscal Quarters such payment is made, or (b) either, or a combination of the following shall have occurred, (i) Borrower repays, repurchases or redeems such Indebtedness with the proceeds of an Equity Issuance of Borrower or exchanges such Indebtedness for Equity Interests of Borrower or (ii) Borrower refinances or exchanges such existing Indebtedness with new Indebtedness so long as such new Indebtedness has a cash interest rate less than or equal to 9.0% per annum, a maturity date at least six months after the final Maturity Date and other material terms are not more restrictive than those in the documents governing such existing Indebtedness as of the Closing Date.
(e)    For purposes of determining compliance with this Section 6.3, in the event that a Restricted Payment permitted pursuant to this Section 6.3 or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in Section 6.3(b)(i) through Section 6.3(b)(xii) or one or more clauses of the definition of Permitted Investments, Borrower shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section 6.3, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 6.3 or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
6.4.    Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries of Borrower. Subject in all cases to the terms of the Pari Passu Indenture in effect as of the Closing Date:
(a)    except as provided in Section 6.4(b), Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to:
(i)    pay dividends or make any other distributions on its Equity Interests to Borrower or any of its Subsidiaries;
(ii)    pay any Indebtedness owed to Borrower or any of its Subsidiaries;
(iii)    make loans or advances to Borrower or any of its Subsidiaries; or
(iv)    transfer any of its property or assets to Borrower or any of its Subsidiaries;

(b)    The provisions of Section 6.4(a) do not apply to any encumbrances or restrictions:
(i)    existing on the Closing Date in this Agreement or any other agreements in effect on the Closing Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of Borrower, not materially more restrictive, taken as a whole, than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;
(ii)    existing under or by reason of applicable law, rule, regulation or order;
(iii)    existing under any agreements or other instruments of, or with respect to any Person, or the property or assets of any Person, at the time the Person is acquired by Borrower or any of its Subsidiaries, which encumbrances or restrictions referred to in Section 6.4(a)(iii): (1) are not applicable to any other Person or the property or assets of any other Person and (2) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of Borrower, not materially more restrictive, taken as a whole, than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;
(iv)    arising or agreed to (1) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (2) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, Joint Venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, Joint Venture or similar Person or (3) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, Borrower or any of its Subsidiaries permitted under this Agreement;
(v)    with respect to a Subsidiary of Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Subsidiary pending closing of such sale or disposition that is not prohibited by this Agreement;
(vi)    existing pursuant to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, taken as a whole, no less favorable in any material respect to Lenders than those contained in the agreements governing the Indebtedness being refinanced;

(vii)    consisting of restrictions on cash or other deposits or net worth imposed by customers, lessors, landlords or suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;
(viii)    existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby;
(ix)    existing pursuant to any Indebtedness incurred by, or other agreement of, a Foreign Subsidiary, which restrictions are customary for a financing or agreement of such type, and which are otherwise permitted under this Agreement;
(x)    existing pursuant to customary provisions in Joint Venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction;
(xi)    existing pursuant to any agreement or instrument relating to any Indebtedness or Preferred Stock permitted to be incurred subsequent to the Closing Date by Section 6.1 if the encumbrance and restrictions contained in any such agreement or instrument will not (in the good faith judgment of Borrower) impair Borrower’s ability to make principal and interest payments on the Loans; or
(xii)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in any of Section 6.4(b)(i) through Section 6.4(b)(xi); provided that such amendments or refinancing are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing
6.5.    Limitation on Asset Sales. Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless the following conditions are met:
(a)    the Asset Sale is for at least Fair Market Value (measured at the time of contractually agreeing to such Asset Sale); and
(b)    except in the case of a Permitted Asset Swap, at least 75% of the consideration received by Borrower or its Subsidiaries consists of cash or Cash Equivalents. For purposes of this Section 6.5(b), each of the following shall be considered cash or Cash Equivalents:
(i)    the assumption by the purchaser of Indebtedness or other obligations or liabilities (as shown on Borrower’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Indebtedness or other obligations or liabilities subordinated in right of payment to the Obligations) of Borrower or a Subsidiary pursuant to operation of law or a customary novation agreement;

(ii)    Additional Assets; provided that such assets shall be pledged as (A) First Priority Collateral to the extent the assets disposed of were First Priority Collateral or (B) Pari Passu Collateral to the extent the assets disposed of were Pari Passu Collateral;
(iii)    instruments, notes, securities or other obligations received by Borrower or such Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by Borrower or such Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received;
(iv)    any Designated Non-cash Consideration received by Borrower or such Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (5) during the term of this Agreement, that does not exceed the greater of (x) $50,000,000 and (y) 1.5% of Borrower’s Consolidated Total Assets at the time of receipt of such outstanding Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value or changes in Consolidated Total Assets); and
(v)     a combination of the consideration specified in clauses (1) through (5).
6.6.    Investments. Except as permitted by Section 6.3, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except (collectively, “Permitted Investments”):
(a)    any Investment in Borrower or in any of its Subsidiaries;
(b)    any Investment in Cash and Cash Equivalents;
(c)    any Investment by Borrower or any of its Subsidiaries in a Person, if as a result of such Investment:
(i)    such Person becomes a Subsidiary of Borrower and either (1) becomes a Pari Passu Guarantor hereunder if so required by the Pari Passu Indenture or (2) if such Person is a Material Subsidiary, such Person becomes a First Priority Guarantor hereunder, and in each case complies with Section 5.11; or
(ii)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower or any of its Subsidiaries;
(d)    Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 6.5 or in an asset disposition not constituting an Asset Sale (other than pursuant to clause (v) of the definition thereof); provided that such consideration shall be pledged as either (i) Pari Passu Collateral, to the extent the assets disposed of were Pari

Passu Collateral, or (ii) First Priority Collateral, to the extent the assets disposed of were First Priority Collateral;
(e)    any Investment acquired solely in exchange for or using the net cash proceeds from the issuance of Equity Interests of Borrower; provided that the proceeds from such issuance shall be excluded from the calculation in Section 6.3(a)(3);
(f)    Hedge Agreements otherwise permitted under this Agreement;
(g)    (i) receivables owing to Borrower or any of its Subsidiaries if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments, including pursuant to any plan of reorganization or similar arrangement;
(h)    payroll, travel and other loans or advances to, or guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $5,000,000 outstanding at any time;
(i)    Investments in the nature of any royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed in the ordinary course of business;
(j)    Investments consisting of obligations specified in clause (b)(6) of the definition of “Permitted Indebtedness;”
(k)    Investments resulting from advances, pledges and deposits permitted under the definition of “Permitted Liens;”
(l)    Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;
(m)    Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of mineral sales contracts (and extensions or renewals thereof on similar terms) or under applicable law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under mineral sales contracts (and extensions or renewals thereof on similar terms);
(n)    any guarantee of Indebtedness permitted by Section 6.1 to be incurred;
(o)    Investments consisting of prepaid expenses (provided that such prepaid expenses are only paid in the ordinary course of business), negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, in each case made in the ordinary course of business by Borrower or any of its Subsidiaries;
(p)    Investments existing on the Closing Date; and
(q)    other Investments in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (i) $50,000,000 and (ii) 1.5% of Consolidated Total Assets (net of, with respect to the Investment in any particular Person, the return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution, dividend, other distribution or other cash realization (to the extent not included in Consolidated Net Income) (it being understood that any decrease in Consolidated Total Assets following the date of an Investment made pursuant to this clause shall not create a Default with respect to such previously made Investment).
6.7.    Consolidation, Merger or Sale of Assets.
(a)    Consolidation, Merger or Sale of Assets by Borrower; No Lease of Material Portion of Assets.
(i)    Borrower will not (I) consolidate with or merge with or into any Person or (II) consummate any Asset Sale with a value (when combined with any Asset Sale pursuant to Section 6.7(b)(i)(II)) in excess of $125,000,000 in the aggregate (determined on a consolidated basis for Borrower and its Subsidiaries), whether effected by Borrower and/or one or more of its Subsidiaries other than any Asset Sale permitted pursuant to Section 6.5. Notwithstanding the foregoing, any Subsidiary that is a Pari Passu Guarantor may consolidate with, merge with or into or sell, convey, transfer or otherwise dispose, in one transaction or a series of transactions, all or substantially all of its assets to Borrower or another Subsidiary that is a Guarantor unless such action would have the effect of causing any First Priority Lien or any First Priority Guaranty to become a pari passu Lien or a Pari Passu Guaranty, respectively.
(ii)    Upon the consummation of any transaction effected in accordance with this Section 6.7(a), if Borrower is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, Borrower under this Agreement with the same effect as if such successor Person had been named as Borrower under this Agreement. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, Borrower will be released from its obligations under this Agreement.
(iii)    Any Subsidiary of Borrower (other than a First Priority Guarantor) may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided that in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person.

(b)    Consolidation, Merger or Sale of Assets by a Guarantor.
(vii)    No Guarantor may (I) consolidate with or merge with or into any Person or (II) consummate any Asset Sale with a value (when combined with any Asset Sale pursuant to Section 6.7(a)(i)(II)) in excess of $125,000,000 in the aggregate (determined on a consolidated basis for Borrower and its Subsidiaries), other than any Asset Sale permitted pursuant to Section 6.5, unless, in each case, (A) either (1) with respect to any Pari Passu Guarantor, the other Person is Borrower or any Subsidiary that is a Pari Passu Guarantor or becomes a Pari Passu Guarantor concurrently with the transaction or (2) with respect to any First Priority Guarantor, if the Asset Sale is to be made to a Person that is a Subsidiary of Borrower, then such Subsidiary must be a First Priority Guarantor or become a First Priority Guarantor concurrently with the transaction, (B)(1) either (x) such Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by a joinder agreement reasonably satisfactory to Administrative Agent (I) with respect to such Person that is required to become a Pari Passu Guarantor, all of the obligations of a Pari Passu Guarantor under this Agreement, its Pari Passu Guaranty and the applicable Pari Passu Collateral Documents or (II) with respect to such Person that is required to become a First Priority Guarantor, all of the obligations of a First Priority Guarantor under its First Priority Guaranty and the applicable First Priority Collateral Documents, (C) immediately after giving effect to the transaction, no Event of Default has occurred and is continuing and (D) Borrower delivers to Administrative Agent an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the joinder agreement comply with this Agreement in all respects.
6.8.    Transactions with Affiliates.
(a)    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or arrangement with a value of more than $1,000,000, including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of Borrower or any of its Subsidiaries (a “Related Party Transaction”) unless the Related Party Transaction is on terms that are not materially less favorable (as reasonably determined by Borrower) to Borrower or its relevant Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Borrower or such Subsidiary, as applicable.
(b)    Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or arrangement with an Affiliate of Borrower or any of its Subsidiaries for the prepayment of products or services (1) except in the ordinary course of business or (2) so long as such prepayment will not adversely affect the value or the priority of the First Priority Collateral in any material respect or have any material effect on the calculation of Consolidated Adjusted EBITDA.
(c)    Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $20,000,000 must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party

Transactions with an aggregate value in excess of $40,000,000, Borrower must in addition obtain the written consent of Oaktree.
(d)    The foregoing paragraphs do not apply to:
(i)    any transaction between Borrower and any of its Subsidiaries or between Subsidiaries of Borrower; provided that such transaction (1) does not result in any decrease in the value of the First Priority Collateral as compared to the value of such First Priority Collateral immediately prior to the date of the proposed transaction and (2) is entered into in the ordinary course of business;
(ii)    the payment of fees to directors of Borrower who are not employees of Borrower;
(iii)    any Restricted Payments permitted under this Agreement and Investments that constitute Permitted Investments specified in clauses (p) and (q) of the definition thereof;
(iv)    any issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower;
(v)    loans or advances to officers, directors or employees of Borrower in the ordinary course of business of Borrower or its Subsidiaries or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) and only to the extent permitted by applicable law, including the Sarbanes-Oxley Act of 2002;
(vi)    any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by Borrower or any of its Subsidiaries with officers and employees of Borrower or any of its Subsidiaries that are Affiliates of Borrower and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;
(vii)    transactions with a Person that is an Affiliate solely because Borrower, directly or through a Subsidiary of Borrower, owns Equity Interests in such Person or owes Indebtedness to such Person;
(viii)    transactions with customers, clients, suppliers or purchasers or seller of goods or services, in each case in the ordinary course of business;
(ix)    transactions between Borrower or any of its Subsidiaries and any Joint Venture or other Subsidiary of Borrower entered into in the ordinary course of business; provided that such transactions are on terms that are no less favorable to Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Subsidiary with an unrelated Person;

(x)    transactions arising under any contract, agreement, instrument or arrangement in effect on the Closing Date, as amended, modified or replaced from time to time so long as the amended, modified or new contract, agreement, instrument or arrangement is not materially less favorable to Borrower and its Subsidiaries than that in effect on the Closing Date; and
(xi)    transactions pursuant to this Agreement, the Financing Agreements and the Warrants.
6.9.    No Further Negative Pledges. Subject to the terms of the Pari Passu Indenture as in effect on the Closing Date, except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
6.10.    Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.7, Borrower shall not, and shall not permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
6.11.    Sales and Lease‑Backs. Except as permitted by Section 6.1(b)(xvii) (and any Permitted Refinancing Indebtedness thereof), Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.
6.12.    Conduct of Business. From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Credit Parties on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
6.13.    Amendments or Waivers of Organizational Documents and Certain Financing Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Financing Agreement after the Closing Date, in each case that is adverse in any material respect to Lenders, without in each case obtaining the prior written consent of Oaktree to such amendment, restatement, supplement or other modification or waiver.
6.14.    Amendments or Waivers of with respect to Certain Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change any Pari Passu Collateral Document (or any provision of the Pari Passu Indenture relating to the Pari Passu Collateral) without the prior written consent of Oaktree.
6.15.    Fiscal Year. Borrower shall not, and shall not permit any of its Subsidiaries to change its Fiscal Year‑end from December 31 of each year.
SECTION 7.    EVENTS OF DEFAULT
7.1.    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee (including the Early Payment Premium) or any other amount due hereunder within three days after the date due; or
(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of (1) one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) having an outstanding principal amount of $50,000,000 or more, (2) the Magnequench Financing or (3) the Sale Leaseback, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i)(1) above, (2) the Magnequench Financing, (3) the Sale Leaseback or (4) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of

Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure on the part of any Credit Party to perform or comply with any term or condition contained in Section 2.3 (Use of Proceeds), Sections 5.1(a) (quarterly financials), 5.1(b) (annual financials), 5.1(c) (compliance certificate) and 5.1(e) (notice of default), Section 5.2 (existence) or Section 6 (negative covenants); or
(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 7.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of written notice from Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Material Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) (A) an involuntary case shall be commenced against Borrower or any of its Material Subsidiaries under any Debtor Relief Laws now or hereafter in effect or (B) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, judicial manager, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered or (C) there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Material Subsidiaries for all or a substantial part of its property or (D) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (iii) Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or
(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(i)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or
(j)    Change of Control. A Change of Control shall occur; or
(k)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any Pari Passu Guaranty or First Priority Guaranty provided by a Material Subsidiary for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor that is a Material Subsidiary shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Pari Passu Collateral Agent or First Priority Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (iii) Borrower or any Credit Party that is a Material Subsidiary shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;
THEN, (1) upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon written notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender shall immediately terminate, (B) the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all fees and all other Obligations (including, without limitation the Early Payment Premium) shall immediately become due and payable or otherwise accelerated, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (C) Administrative Agent may cause Pari Passu Collateral Agent or First Priority Collateral Agent, as the case may be, to enforce any and all Liens and security interests created pursuant to Collateral Documents.
If the Obligations are accelerated for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise), the Early Payment Premium will also be automatically due and payable regardless of whether the Obligations were voluntarily or involuntarily prepaid, repaid, paid, satisfied, distributed or discharged and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender's lost profits as a result thereof. Any Early Payment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EARLY PAYMENT PREMIUM OR DAMAGES IN CONNECTION WITH ANY SUCH VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE LOANS, ANY RECISSION OF SUCH ACCELERATION, THE EARLIER MATURITY OF THE LOANS, INCLUDING, WITHOUT LIMITATION, PURSUANT TO THE OCCURRENCE OF THE MATURITY DATE PURSUANT TO CLAUSES (i), (ii) OR (iv) OF THE DEFINITION OF “MATURITY DATE”, OR THE COMMENCEMENT OF ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS, OR PURSUANT TO A PLAN OF REORGANIZATION. Borrower expressly agrees that: (A) the Early Payment Premium and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Early Payment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Early Payment Premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Early Payment Premium to Lenders as herein described is a material inducement to Lenders to make the Loans.
Oaktree by notice to Administrative Agent may rescind any such acceleration with respect to the Loans and its consequences. In the event of any Event of Default specified in Section 7.1(f) or 7.1(g), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically without notice, presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower and without any action by any Credit Party, any Agent or Lenders, only if Oaktree has rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default,

SECTION 8.    AGENTS
8.1.    Appointment of Agents.
(a)    Oaktree is hereby appointed Administrative Agent and First Priority Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Oaktree to act as Administrative Agent and First Priority Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.
(b)     Wells Fargo Bank, National Association is hereby appointed Pari Passu Collateral Agent hereunder and under the Pari Passu Collateral Documents and each Lender hereby authorizes Wells Fargo Bank, National Association to act as Pari Passu Collateral Agent in accordance with the terms of each of this Agreement, the Pari Passu Indenture and the Pari Passu Collateral Documents. Pursuant to the Pari Passu Collateral Agency Agreement and the Pari Passu Collateral Agency Agreement Joinder, Pari Passu Collateral Agent has agreed to act in its capacity as such upon the express conditions contained in each of this Agreement, the Pari Passu Indenture and the Pari Passu Collateral Documents, as applicable.
(c)    The provisions of this Section 8 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
8.2.    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3.    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.
(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).
(c)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 shall apply to any Affiliates of Administrative Agent and their activities as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.3 and of Section 8.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
8.4.    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
8.5.    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
(c)    Each Lender is an “accredited investor” (as defined in Regulation D under the Securities Act). To the extent that any Lender receives Oaktree Warrants, such Lender represents and warrants that such Oaktree Warrants are being acquired, and the shares of common stock issuable upon exercise of the Oaktree Warrants will be acquired, for investment only and not with a view of any distribution thereof that would violate the Securities Act or any applicable state securities laws.

8.6.    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
8.7.    Successor Administrative Agent and First Priority Collateral Agent.
(a)    Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Administrative Agent, shall have the right (with respect to Oaktree, in its capacity as Administrative Agent) to appoint a financial institution to act as Administrative Agent and/or First Priority Collateral Agent hereunder (which successor shall be reasonably acceptable to Borrower absent the existence of an Event of Default; provided that each of U.S. Bank National Association, Wells Fargo Bank, National Association, and Wilmington Trust Company is hereby deemed reasonably acceptable to Borrower), and Administrative Agent’s resignation shall become effective immediately on the earlier of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not) or (ii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent (which successor shall be reasonably acceptable to Borrower absent the existence of an Event of Default; provided that each of U.S. Bank National Association, Wells Fargo Bank, National Association, and Wilmington Trust Company is hereby deemed reasonably acceptable to Borrower). If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as First Priority Collateral Agent on behalf of Lenders under any of the Credit Documents shall continue to be held by the retiring First Priority Collateral Agent as nominee until such time as a successor First Priority Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of First Priority Collateral held under the First Priority Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the First Priority Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Oaktree or its successor as Administrative Agent pursuant to this Section 8.7 shall also constitute the resignation of Oaktree or its successor as First Priority Collateral Agent. Upon the resignation of Oaktree as Administrative Agent and/or the assignment by Oaktree of all of its Loans and Commitments hereunder, all references contained herein requiring the consent of Oaktree shall be automatically amended to instead require the consent of Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor First Priority Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, First Priority Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as First Priority Collateral Agent hereunder (which successor shall be reasonably acceptable to Borrower absent the existence of an Event of Default; provided that each of U.S. Bank National Association, Wells Fargo Bank, National Association, and Wilmington Trust Company is hereby deemed reasonably acceptable to Borrower), and First Priority Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation or (ii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation, if a successor First Priority Collateral Agent has not already been appointed by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor First Priority Collateral Agent (which successor shall be reasonably acceptable to Borrower absent the existence of an Event of Default; provided that each of U.S. Bank National Association, Wells Fargo Bank, National Association, and Wilmington Trust Company is hereby deemed reasonably acceptable to Borrower). Until a successor First Priority Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by First Priority Collateral Agent on behalf of Lenders under any of the Credit Documents shall continue to be held by the retiring First Priority Collateral Agent as nominee until such time as a successor First Priority Collateral Agent is appointed. Upon the acceptance of any appointment as First Priority Collateral Agent hereunder by a successor First Priority Collateral Agent, that successor First Priority Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring First Priority

Collateral Agent under this Agreement and the First Priority Collateral Documents, and the retiring First Priority Collateral Agent under this Agreement shall promptly (i) transfer to such successor First Priority Collateral Agent all sums, Securities and other items of First Priority Collateral held hereunder or under the First Priority Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor First Priority Collateral Agent under this Agreement and the First Priority Collateral Documents, and (ii) execute and deliver to such successor First Priority Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor First Priority Collateral Agent of the security interests created under the First Priority Collateral Documents, whereupon such retiring First Priority Collateral Agent shall be discharged from its duties and obligations under this Agreement and the First Priority Collateral Documents. After any retiring First Priority Collateral Agent’s resignation hereunder as First Priority Collateral Agent, the provisions of this Agreement and the First Priority Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the First Priority Collateral Documents while it was First Priority Collateral Agent hereunder.
8.8.    Collateral Documents and Guaranty.
(a)    Agents under Collateral Documents and Guaranty. (i) Each Secured Party hereby further authorizes Administrative Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to each Guaranty, (ii) each Secured Party hereby further authorizes First Priority Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the First Priority Collateral and the First Priority Collateral Documents and (iii) each Secured Party hereby further authorizes Pari Passu Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Pari Passu Collateral and the Pari Passu Collateral Documents. Subject to Section 9.5, without further written consent or authorization from any Secured Party, Administrative Agent or First Priority Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented or (ii) release any Guarantor from any Guaranty pursuant to the terms thereof or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.
(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, First Priority Collateral Agent and each Secured Party hereby:
(i)     agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent, First Priority Collateral Agent or Pari Passu

Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under (1) the First Priority Collateral Documents may be exercised solely by First Priority Collateral Agent and (2) the Pari Passu Collateral Documents may be exercised solely by Pari Passu Collateral Agent, in each case for the benefit of the Secured Parties in accordance with the terms thereof.
(ii)    irrevocably authorize Administrative Agent, at the direction of Requisite Lenders, to credit bid all or any portion of the Obligations (including in combination with cash or other consideration, including accepting some or all of the Collateral in satisfaction of some or all of the Obligations) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (1) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (2) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Oaktree (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by Requisite Lenders contained in this Agreement, (C) the relevant Obligations shall automatically be assigned to any such acquisition vehicle pro rata by Lenders, as a result of which each Lender shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

(c)    Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document:
(i)    When all Obligations (other than contingent indemnification and expense reimbursement obligations for which no claims have been asserted in writing) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, Administrative Agent and First Priority Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document and each of Lenders hereby authorizes Administrative Agent and First Priority Collateral Agent to take such actions. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, judicial management or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, judicial manager, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(ii)    Each of Lenders hereby authorizes Administrative Agent and First Priority Collateral Agent to release any Lien on any Collateral granted to or held by Administrative Agent or First Priority Collateral Agent, for the benefit of the Secured Parties, under any Credit Document and/or release any Guarantor from its obligations under any Credit Document, in each case, in connection with a transaction permitted hereunder or under any other Credit Document.
(d)    First Priority Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall First Priority Collateral Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.
8.9.    Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal, interest owing and unpaid, fees and premiums, including, without limitation, the Early Payment Premium in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel) and all other amounts due Administrative Agent under Sections 2.2, 2.7, 9.2 and 9.3 allowed in such judicial proceeding; and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Oaktree shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.9, 9.2 and 9.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.9, 9.2 and 9.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Oaktree to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 9.    MISCELLANEOUS
9.1.    Notices.
(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, First Priority Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b)    Electronic Communications.
(i)    Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii)    Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
(iv)    Borrower, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
9.2.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of Agents and Lenders incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto, (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties, (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Pari Passu Collateral Agent or First Priority Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by First Priority Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (g) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including, without limitation, the reasonable attorneys’ fees and costs of settlement, incurred by each Agent and each Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3.    Indemnity.
(a)    In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower shall on behalf of itself and each Credit Party defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that Borrower shall on behalf of itself and each Credit Party not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of such Indemnitee or any breaches of such Indemnitee’s obligations hereunder or under any other Credit Document, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 9.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    To the extent permitted by applicable law, no Credit Party shall assert, and Borrower hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    Borrower on behalf of itself and each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of such Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or any breach by, such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
9.4.    Set‑Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Borrower on behalf of itself and each Credit Party at any time or from time to time subject to the consent of Oaktree (such consent not to be unreasonably withheld or delayed), without notice to Borrower on behalf of itself and each Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of Borrower on behalf of itself and each Credit Party against and on account of the obligations and liabilities of Borrower on behalf of itself and each Credit Party to such Lender hereunder under the Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.13 and 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.
9.5.    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five

Business Days of the date of such notice to Lenders, a written notice from Requisite Lenders stating that Requisite Lenders object to such amendment.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    extend the Maturity Date of any Loan;
(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment);
(iii)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee or any premium payable hereunder;
(iv)    extend the time for payment of any such interest, fees or premium;
(v)    reduce the principal amount of any Loan;
(vi)    amend, modify, terminate or waive any provision of this Section 9.5(b), Section 9.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(vii)    amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;
(viii)    release all or substantially all of the Collateral or all or substantially all Guarantors from the Pari Passu Guaranty or any First Priority Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by Pari Passu Collateral Agent or First Priority Collateral Agent at the direction of Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of Requisite Lenders will be needed for such release); or
(ix)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)    increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or
(ii)    amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(d)    Execution of Amendments, Etc. Oaktree may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
9.6.    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Borrower’s rights or obligations hereunder and any interest therein may not be assigned or delegated by Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. No assignment or transfer of any Commitment or Loan shall be effective until receipt by Administrative Agent of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.6(c). The date of such assignment shall be referred to herein as the “Assignment Effective Date.”
(b)    Right to Assign. Each Lender shall have the right with the prior written consent of Borrower (so long as no Event of Default exists), such consent not to be unreasonably withheld or delayed, at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations; provided that:
(i)    pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments, to any Eligible Assignee upon the giving of written notice to Borrower and Administrative Agent;

(ii)    each such assignment pursuant to this Section 9.6(b) shall be in an aggregate amount of not less than (w) $2,500,000, (x) such lesser amount as agreed to by Borrower and Oaktree, (y) the aggregate amount of the Loans of the assigning Lender or (z) the amount assigned by an assigning Lender to an Eligible Assignee;
(iii)    except with respect to an assignment of any unfunded portion of a Commitment prior to the end of the Availability Period (which shall at all times be subject to the immediately following clause (iv) below), no such consent of Borrower shall be required in connection with any assignment or transfer by Oaktree or any of its Affiliates of Loans held by it to an Eligible Assignee so long as Oaktree and its Affiliates, after giving effect to any such assignment or transfer, constitutes Requisite Lenders; and
(iv)    in the case of any assignment or transfer of any unfunded portion of the Commitment prior to the end of the Commitment Period, no such assignment or transfer shall be made to any Person other than a Credit Approved Eligible Assignee without the prior written consent of Borrower, such consent not to be unreasonably withheld or delayed.
(c)    Mechanics.
(i)    Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date, subject to acceptance and recording thereof in the Register by Administrative Agent pursuant to Section 9.6(c)(iii). In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Oaktree or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).
(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Oaktree, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full

Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iii)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(e)    Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the assigned Loans and Commitments and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.9) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(f)    Participations.
(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates or any natural person) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 9.6(f) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.
(ii)     The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the Maturity Date of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of Guarantors from any Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
(iii)     Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements of Section 2.16(c)) (it being understood that the documentation required under Section 2.16(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section;

provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (y) a participant that would be a Non‑US Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.16 as though it were a Lender; provided further that except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender; provided that such participant agrees to be subject to Section 2.13 as though it were a Lender.
(g)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
9.7.    Maximum Pari Passu Secured Indebtedness. Notwithstanding anything to the contrary in this Agreement, any other Credit Document, or any Financing Agreement, the maximum principal amount of Indebtedness under this Agreement, the Magnequench Financing and the Sale Leaseback secured by the Pari Passu Collateral shall not exceed $300,000,000 in the aggregate at any time or such higher amount permitted by the Pari Passu Indenture, including, without limitation, Section 4.06(b)(1) thereof.
9.8.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.9.    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.15, 2.16, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in Sections 2.13, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

9.10.    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
9.11.    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.12.    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.13.    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
9.14.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.15.    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW

ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
9.16.    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN WHICH BORROWER OR ANY OF ITS SUBSIDIARIES CONDUCTS ANY BUSINESS OR WHERE ANY COLLATERAL IS LOCATED IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
9.17.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND

STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.18.    Confidentiality. Each Agent and each Lender shall hold all non‑public information regarding Borrower and its respective Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.18), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations; provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.18 or other provisions at least as restrictive as this Section 9.18, (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

9.19.    Usury Savings Clause; Early Payment Premium Savings Clause. Notwithstanding any other provision herein, (a) the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower and (b) the aggregate Early Payment Premium shall not exceed the Highest Lawful Rate. If the Early Payment Premium (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the Early Payment Premium shall equal at the Highest Lawful Rate until the Early Payment Premium due hereunder equals the Early Payment Premium which would have been due hereunder if the stated Early Payment Premium set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total Early Payment Premium due hereunder (taking into account the increase provided for above) is less than the total amount of Early Payment Premium which would have been due hereunder if the stated Early Payment Premium set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of Early Payment Premium paid and the amount of Early Payment Premium which would have been paid if the Highest Lawful Rate had at all times been in effect. If any Lender contracts for, charges, or receives any consideration which constitutes Early Payment Premium in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
9.20.    Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.
9.21.    Entire Agreement. The Credit Documents embody the entire agreement of the parties hereto and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter (other than terms that survive termination and remain in full force and effect), confidentiality and similar agreements involving Borrower and any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Credit Document, the terms of this Agreement shall govern (unless otherwise expressly stated in such other Credit Document or such terms of such other Credit Documents are necessary to comply with applicable requirements of law, in which case such terms shall govern to the extent necessary to comply therewith).
9.22.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
9.23.    PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

9.24.    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Credit Parties, their stockholders and/or their affiliates. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Lenders, on the one hand, and Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.
9.25.    Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, Credit Parties will indemnify Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.
9.26.    Statements Regarding Collateral Agency Agreement. For the enforceable benefit of all holders of existing and future Secured Obligations (as defined in the Pari Passu Collateral Agency Agreement), each existing and future Senior Indenture Trustee (as defined in the Pari Passu Collateral Agency Agreement), and each existing and future Additional Authorized Representative (as defined in the Pari Passu Collateral Agency Agreement), each Secured Party hereby:

(a)    acknowledges and agrees that all Secured Obligations (as defined in the Pari Passu Collateral Agency Agreement) will be and are secured equally and ratably by all Liens granted by Borrower or any Pari Passu Guarantor to the Pari Passu Collateral Agent, for the benefit of Secured Parties (as defined in the Pari Passu Collateral Agency Agreement), at any time granted by Borrower or any Pari Passu Guarantor to secure any Secured Obligations (as defined in the Pari Passu Collateral Agency Agreement) whether or not upon property otherwise constituting collateral to such Secured Obligations or and that all Liens granted pursuant to the Pari Passu Collateral Documents will be enforceable by the Pari Passu Collateral Agent for the benefit of all holders of Secured Obligations (as defined in the Pari Passu Collateral Agency Agreement) equally and ratably as contemplated by the Pari Passu Collateral Agency Agreement;
(b)    acknowledges and agrees that each Secured Party is bound by the provisions of, and deemed to have agreed to the terms of, the Pari Passu Collateral Agency Agreement; and
(c)    consents to and directs the Pari Passu Collateral Agent to perform its obligations under the Pari Passu Collateral Agency Agreement.
9.27.    OID Legend. THE LOANS ARE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH LOANS MAY BE OBTAINED BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO BORROWER AT THE ADDRESS SET FORTH IN APPENDIX B TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MOLYCORP, INC.,
as Borrower

By:	/s/ Geoffrey R. Bedford
Name: Geoffrey R. Bedford
Title: President and CEO

OCM MLYCO CTB LTD.,
as Administrative Agent, First Priority Collateral Agent and a Lender

By: Oaktree Capital Management, L.P.
Its: Director

By:    /s/ Kenneth Liang
Name: Kenneth Liang
Title: Managing Director

By:    /s/ Nick Basso
Name: Nick Basso
Title: Vice President

APPENDIX A
TO CREDIT AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
OCM MLYCo CTB Ltd.	$185,000,000.00	100%

APPENDIX B
TO CREDIT AGREEMENT

Notice Addresses

If to Borrower:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attention: Michael Doolan, Chief Financial Officer
Facsimile: (416) 367-5471
E-mail: Michael.Doolan@molycorp.com

in each case, with a copy to:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attention: Kevin Johnson, General Counsel
Facsimile: (303) 843-8082
E-mail: Kevin.Johnson@molycorp.com

and

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Michael J. Solecki, Esq.
Facsimile: 216-579-0212
E-mail: mjsolecki@jonesday.com

If to Administrative Agent, First Priority Collateral Agent or Lender

OCM MLYCo CTB Ltd.
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention: Brook Hinchman
Facsimile: (213) 830-6499
E-mail: bhinchman@oaktreecapital.com

in each case, with a copy to:

Milbank, Tweed, Hadley & McCoy LLP
601 South Figueroa Street, Suite 3000
Los Angeles, California 90017
Attention: Eric Reimer, Esq.
Facsimile: (213) 892-4777
E-mail: ereimer@milbank.com

Schedule 4.1

Jurisdictions of Organization and Qualification

Entity Name	Jurisdiction
Molycorp, Inc.	Delaware
Molycorp Luxembourg Holdings S.à.r.l.	Luxembourg
MCP Exchangeco Inc.	British Columbia, Canada
MCP Callco ULC	British Columbia, Canada
PP IV Mountain Pass II, Inc.	Delaware
RCF IV Speedwagon Inc.	Delaware
PP IV Mountain Pass Inc.	Delaware
Molycorp Minerals, LLC	Delaware
Molycorp Advanced Water Technologies, LLC	Delaware
Molycorp Metals & Alloys, Inc.	Delaware
Molycorp Silmet AS	Estonia
Industrial Minerals, LLC	Delaware
Industrial Minerals S.à.r.l.	Luxembourg
Sooriyan Mining Company (Private) Limited	Sri Lanka
Molycorp Rare Metals Holdings, Inc.	Delaware
Molycorp Rare Metals (Oklahoma), LLC	Delaware
Molycorp Rare Metals (Utah), Inc.	Utah
Shanxi Jia Hua Galaxy Electronic Materials Co., Ltd.	People’s Republic of China
Magnequench, Inc.	Delaware
Magnequench Neo Powders Pte. Ltd.	Singapore
Magnequench International, Inc.	Delaware
Xin Bao Investment Limited	Hong Kong
Magnequench (Tianjin) Company Limited	People’s Republic of China
Molycorp Chemicals & Oxides, Inc.	Delaware
MCP Canada Limited Partnership	British Columbia, Canada
Molycorp Minerals Canada ULC	British Columbia, Canada
MCP Canada Holdings ULC	British Columbia, Canada
Molycorp Korea Inc.	Korea
Neo International Corp.	Barbados
Neo Performance Materials (Singapore) Pte. Ltd.	Singapore
Zibo Jiahua Advanced Material Resources Co., Ltd.	People’s Republic of China
Jiangyin Jiahua Advanced Material Resources Co., Ltd.	People’s Republic of China
Molycorp Chemicals & Oxides (Europe) Ltd	United Kingdom

Molycorp Japan, Inc.	Japan
Molycorp Rare Metals Korea Inc.	Korea
NMT Holdings GmbH	Germany
Magnequench GmbH	Germany
Buss & Buss Spezialmetalle GmbH	Germany
Molycorp (Beijing) Co., Ltd.	People’s Republic of China
Magnequench Limited	Barbados
Magnequench (Korat) Co., Ltd.	Thailand
Magnequench International Trading (Tianjin) Co., Ltd.	People’s Republic of China
Zibo Jia Xin Magnetic Materials Ltd.	People’s Republic of China

Schedule 4.2

Subsidiaries and Capitalization

I. Other Equity Interests

Borrower is party to that certain Share Lending Agreement dated as of January 24, 2013, by and between Borrower and Morgan Stanley Capital Services LLC, pursuant to which up to 1,000,000 shares of Borrower’s common stock (as may be adjusted as a result of any stock dividend, stock split or reverse stock split) may be issued in accordance with the terms thereof.

II. Capitalization

Issuer	Owner	Type of Interest	Percentage Owned	Guarantor/ Pledgor Status
Molycorp, Inc.	N/A	shares	N/A	Pari Passu Guarantor
Molycorp Luxembourg Holdings S.à.r.l.	Molycorp, Inc.	shares	100%	First Priority Guarantor / First Priority Pledgor
MCP Exchangeco Inc.	Molycorp, Inc.	shares	100%	First Priority Guarantor / First Priority Pledgor
MCP Callco ULC	Molycorp, Inc.	membership interests	100%	First Priority Guarantor
PP IV Mountain Pass II, Inc.	Molycorp, Inc.	shares	100%	Pari Passu Guarantor
RCF IV Speedwagon Inc.	Molycorp, Inc.	Shares	100%	Pari Passu Guarantor
PP IV Mountain Pass Inc.	PP IV Mountain Pass II, Inc.	shares	100%	Pari Passu Guarantor
Molycorp Minerals, LLC	Molycorp, Inc.	shares	31.96%	Pari Passu Guarantor
	PP IV Mountain Pass Inc.	shares	16.73%
	RCF IV Speedwagon Inc.	shares	51.31%
Molycorp Advanced Water Technologies, LLC	Molycorp Minerals, LLC	membership interests	100%	N/A
Molycorp Metals & Alloys, Inc.	Molycorp Minerals, LLC	shares	100%	Pari Passu Guarantor
Molycorp Silmet AS	Molycorp Minerals, LLC	shares	100%	First Priority Guarantor
Industrial Minerals, LLC	Molycorp Minerals, LLC	membership interests	100%	N/A
Industrial Minerals S.à.r.l.	Industrial Minerals, LLC	shares	100%	N/A
Sooriyan Mining Company (Private) Limited	Industrial Minerals S.à.r.l.	shares	100%	N/A
Molycorp Rare Metals Holdings, Inc.	Molycorp Luxembourg Holdings S.à.r.l.	shares	100%	First Priority Guarantor / First Priority Pledgor
Molycorp Rare Metals (Oklahoma), LLC	Molycorp Rare Metals Holdings, Inc.	membership interests	80%	N/A
Molycorp Rare Metals (Utah), Inc.	Molycorp Rare Metals Holdings, Inc.	shares	100%	First Priority Guarantor
Shanxi Jia Hua Galaxy Electronic Materials Co., Ltd.	Molycorp Rare Metals Holdings, Inc.	shares	60%	N/A

Magnequench, Inc.	Molycorp Luxembourg Holdings S.à.r.l.	shares	100%	First Priority Guarantor / First Priority Pledgor
Magnequench Neo Powders Pte. Ltd.	Magnequench, Inc.	shares	100%	First Priority Guarantor
Magnequench International, Inc.	Magnequench, Inc.	shares	100%	First Priority Guarantor / First Priority Pledgor
Xin Bao Investment Limited	Magnequench International, Inc.	shares	98.9%	N/A
	Molycorp Minerals Canada ULC	shares	1.1%
Magnequench (Tianjin) Company Limited	Xin Bao Investment Limited	shares	100%	N/A
Molycorp Chemicals & Oxides, Inc.	Molycorp Luxembourg Holdings S.á.r.l.	shares	100%	First Priority Guarantor
MCP Canada Limited Partnership	MCP Exchangeco Inc.	shares	99.99%	First Priority Guarantor / First Priority Pledgor
	MCP Canada Holdings ULC	shares	0.01%
Molycorp Minerals Canada ULC	MCP Canada Limited Partnership	shares	100%	First Priority Guarantor / First Priority Pledgor
MCP Canada Holdings ULC	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor
Molycorp Korea Inc.	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor
Neo International Corp.	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor / First Priority Pledgor
Neo Performance Materials (Singapore) Pte. Ltd.	Neo International Corp.	shares	100%	First Priority Guarantor
Zibo Jiahua Advanced Material Resources Co., Ltd.	Neo International Corp.	shares	95%	N/A
Jiangyin Jiahua Advanced Material Resources Co., Ltd.	Neo International Corp.	shares	95%	N/A
Jiangyin Kidokoro Glass Manufacture Co., Ltd.	Jiangyin Jiahua Advanced Material Resources Co., Ltd.	shares	50%	N/A
Molycorp Chemicals & Oxides (Europe) Ltd	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor
Molycorp Japan, Inc.	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor
Molycorp Rare Metals Korea Inc.	Molycorp Minerals Canada ULC	shares	80%	N/A
NMT Holdings GmbH	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor
Magnequench GmbH	NMT Holdings GmbH	shares	100%	N/A
Buss & Buss Spezialmetalle GmbH	NMT Holdings GmbH	shares	50%	N/A
Ingal Stade GmbH	Molycorp Minerals Canada ULC	shares	50%	N/A
Molycorp (Beijing) Co., Ltd.	Molycorp Minerals Canada ULC	shares	100%	N/A
Magnequench Limited	Molycorp Minerals Canada ULC	shares	100%	First Priority Guarantor / First Priority Pledgor
Magnequench (Korat) Co., Ltd.	Magnequench Limited	shares	100%*	N/A

Magnequench International Trading (Tianjin) Co., Ltd.	Magnequench Limited	shares	100%	N/A
Zibo Jia Xin Magnetic Materials Ltd.	Magnequench Limited	shares	100%	N/A

* Affiliated shareholders of less than 0.01% exist.

III. Material Subsidiaries

1.	Molycorp Luxembourg Holdings S.à.r.l.

2.	MCP Exchangeco Inc.

3.	MCP Callco ULC

4.	PP IV Mountain Pass II, Inc.

5.	RCF IV Speedwagon Inc.

6.	PP IV Mountain Pass Inc.

7.	Molycorp Minerals, LLC

8.	Molycorp Metals & Alloys, Inc.

9.	Molycorp Silmet AS

10.	Molycorp Rare Metals Holdings, Inc.

11.	Molycorp Rare Metals (Utah), Inc.

12.	Magnequench, Inc.

13.	Magnequench Neo Powders Pte. Ltd.

14.	Magnequench International, Inc.

15.	Molycorp Chemicals & Oxides, Inc.

16.	MCP Canada Limited Partnership

17.	Molycorp Minerals Canada ULC

18.	MCP Canada Holdings ULC

19.	Neo International Corp.

20.	Neo Performance Materials (Singapore) Pte. Ltd.

21.	Molycorp Chemicals & Oxides (Europe) Ltd

22.	Molycorp Japan, Inc.

23.	NMT Holdings GmbH

24.	Magnequench Limited

25.	Molycorp Korea Inc.

26.	Xin Bao Investment Limited

27.	Jiangyin Jiahua Advanced Material Resources Co., Ltd.

28.	Buss & Buss Spezialmetalle GmbH

29.	Magnequench (Korat) Co., Ltd.

Schedule 4.9

Intercompany Obligations

(see attached)

Inter-Company Loan Activities

September 2014

		Balance Outstanding as at August 31, 2014
	Lender – Borrower	Denominated Currency	Interests	Principle	Total (denominated currency)	Total (USD)	Exchange Rate

#1	Molycorp Inc.-Exchangeco (CND$400M 10%)	Canadian Dollar	2,735,199.16	320,187,959.15	322,923,158.31	296,858,943.10	1.0878
#2	Molycorp Inc.-Exchangeco (CND$124M 10%)	Canadian Dollar	2,049,374.39	119,307,614.06	121,356,988.45	111,561,857.37	1.0878
#3	Exchangeco-Molycorp Minerals Canada ULC (CND$124M 10%)	Canadian Dollar	1,414,218.07	75,982,797.01	77,397,015.09	71,150,041.45	1.0878
#4	Magnequench International Inc.-Molycorp Inc. (USD$12.8M 6.5%)	US Dollar	792,536.99	12,800,000.00	13,592,536.99	13,592,536.99	1.0000
#5	Magnequench International Inc.-Molycorp Minerals LLC (USD$40M 6.5%)	US Dollar	4,224,109.59	40,000,000.00	44,224,109.59	44,224,109.59	1.0000
#6	Magnequench Limited-Magnequench (Korat) Co., Ltd. (USD$24.9M no interest)	US Dollar	-	15,900,000.00	15,900,000.00	15,900,000.00	1.0000
#7	Molycorp Minerals LLC-Silmet (CND$18.5M 3%)	US Dollar	94,273.97	18,500,000.00	18,594,273.97	18,594,273.97	1.0000
#8	Molycorp Inc.-Luxembourg (USD$350M no interest)	US Dollar	-	350,000,000.00	350,000,000.00	350,000,000.00	1.0000
#9	Magnequench Limited-MCP Partnership (USD$29.7M 0%)	US Dollar	-	26,163,978.67	26,163,978.67	26,163,978.67	1.0000
#11	Molycorp Minerals Canada ULC-NMT Holdings GmbH (EURO4.4M 60%)	EURO	402,774.50	4,467,000.00	4,869,774.50	6,394,976.36	0.7615
#12	XinBao-Molycorp Minerals Canada ULC (USD $3M 6.5%)	US Dollar	150,898.63	3,000,000.00	3,150,898.63	3,150,898.63	1.0000
#13	Molycorp Minerals LLC-MMA	US Dollar	9,369.86	-	9,369.86	9,369.86	1.0000
#14	Neo International Corp.-Molycorp Minerals Canada ULC (CND$ 0%)	Canadian Dollar	-	44,273,128.37	44,273,128.37	40,699,695.14	1.0878
#15	MQB-Molycorp Minerals Canada ULC (CND$ 0%)	Canadian Dollar	-	15,835,820.00	15,835,820.00	14,557,657.66	1.0878

Schedule 4.10

Adverse Proceedings

1.
In February 2012, a purported class action lawsuit was filed in the Colorado Federal District Court against Borrower and certain of its current and former executive officers alleging violations of the federal securities laws. The Consolidated Class Action Complaint filed on July 31, 2012 also names most of Borrower’s Board members and some of its stockholders as defendants, along with other persons and entities. That Complaint alleges 18 claims for relief arising out of alleged: (1) securities fraud in violation of the Securities Exchange Act of 1934, or the Exchange Act, during the proposed class period from February 11, 2011 through November 10, 2011; and (2) materially untrue or misleading statements in registration statements and prospectuses for our public offering of preferred stock in February 2011 and of common stock in June 2011, in violation of the Securities Act of 1933.

Borrower’s motion to dismiss that Complaint was filed in October 2012 and is pending. Borrower believes that this lawsuit is without merit and intends to vigorously defend itself against these claims.

2.
Certain of Borrower’s shareholders filed a consolidated stockholder derivative lawsuit purportedly on Borrower’s behalf against Borrower (as nominal defendant) and certain of Borrower’s current and former directors, executive officers and shareholders in the Delaware Court of Chancery. A Consolidated Amended Stockholder Derivative Complaint was filed in August 2012. Pursuant to an order dated May 15, 2013, the Delaware Chancery Court stayed this derivative lawsuit pending the outcome of the Colorado class action lawsuit. On October 9, 2013, certain plaintiffs, purportedly on Borrower’s behalf, filed a Motion to Lift the Stay and for Leave to File an Amended Complaint. Pursuant to a letter opinion dated May 12, 2014, the Delaware Chancery Court granted plaintiffs’ motion to file a second consolidated amended derivative complaint. In addition, the Delaware Chancery Court lifted the stay of the action. The plaintiffs filed their Second Consolidated Amended Complaint on May 15, 2014, alleging breaches of fiduciary duty and unjust enrichment, but dropping claims for material misstatements and for trading on material, non-public information. The defendants filed a Motion to Dismiss the Second Consolidated Amended Complaint on July 14, 2014. The plaintiffs’ answer brief was due to be filed on August 29, 2014, with defendants’ reply briefs due on September 26, 2014; however, the briefing schedule has been extended by three weeks.

3.
Two additional shareholder derivative lawsuits were filed purportedly on Borrower’s behalf against Borrower (as nominal defendant) and certain of Borrower’s current and former directors, executive officers and shareholders, in the Colorado Federal District Court. These lawsuits allege claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment based on events in 2011 and 2012. The Colorado Federal District Court dismissed these lawsuits. The plaintiffs filed an appeal of that ruling to the U.S. Court of Appeals for the Tenth Circuit, and the Tenth Circuit remanded these cases back to the Colorado Federal District Court.

Subsequently, a different shareholder, purportedly on Borrower’s behalf, filed a new shareholder derivative lawsuit in the Colorado Federal District Court alleging claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment based on events during 2011 through 2013. The Colorado Federal District Court sua sponte consolidated this lawsuit with the remanded lawsuits. The plaintiff in the new derivative lawsuit filed a Motion to Vacate the consolidation order. On July 15, 2014, the Colorado Federal District Court ruled that, based on the Second Consolidated Amended Derivative Complaint filed in Delaware Chancery Court, the issues raised in the Colorado derivative cases were sufficiently distinct from the issues set forth in the Delaware derivative lawsuit, and reversed its original order dismissing the lawsuits. In its order, the Colorado Federal District Court left open the opportunity for the defendants to file a motion to stay the Colorado derivative lawsuits pending the resolution of the Colorado class action lawsuit. The Motion to Vacate the consolidation order remains pending.

4.
In August 2013, two purported class action lawsuits were filed in the U.S. District Court for the Southern District of New York against Borrower and certain of its current and former executive officers, alleging violations of the federal securities laws. A Consolidated Amended Class Action Complaint, filed on May 19, 2014, also names Borrower and certain of its current and former executive officers. The Consolidated Amended Class Action Complaint alleges claims for relief arising out of alleged securities fraud in violation of the Exchange Act, during a purported class period from February 21, 2012 through October 15, 2013. Borrower’s Motion to Dismiss the consolidated lawsuit is due to be filed on August 13, 2014. Borrower believes that this lawsuit is without merit and it intends to vigorously defend itself against these claims.

The class action and derivative lawsuits described above have not progressed to a point where a reasonably possible range of losses associated with their ultimate outcome can be estimated at this time. If the final resolution of any such litigation or proceedings is unfavorable, Borrower’s financial condition, operating results and cash flows could be materially affected.

Schedule 4.15

Material Contracts

1.	Indenture, dated as of June 15, 2011, between Molycorp, Inc., and Wells Fargo Bank, National Association, as trustee.

2.	Indenture, dated May 25, 2012, among Molycorp, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee.

3.	First Supplemental Indenture, dated August 22, 2014, by and between Molycorp, Inc. and Wells Fargo Bank, National Association, as Trustee.

4.	Second Supplemental Indenture by and between Molycorp, Inc. and Wells Fargo Bank, National Association, as Trustee.

5.	Indenture, dated June 2, 2011, between Neo Material Technologies Inc. and Computershare Trust Company of Canada, as trustee.

6.	Indenture, dated June 11, 2012, between Molycorp, Inc. and Computershare Trust Company of Canada.

7.	Registration Rights Agreement, dated April 15, 2010, by and among Molycorp, Inc. and the parties listed therein.

8.	Director and Officer Indemnification Agreement.

9.	Share Lending Agreement, dated August 17, 2012, by and between Molycorp, Inc., as Lender, and Morgan Stanley Capital Services LLC, as Borrower.

10.	Share Lending Agreement, dated as of January 24, 2013, by and between Molycorp, Inc., as Lender, and Morgan Stanley Capital Services LLC, as Borrower.

Schedule 4.21

Security Documents

1.
Collateral Agency Agreement, dated as of June 11, 2012, by and among Molycorp, Inc., Molycorp Minerals, LLC, Molycorp Metals & Alloys, Inc., RCF IV Speedwagon Inc., PP IV Mountain Pass Inc., PP IV Mountain Pass II, Inc., each as grantors, Wells Fargo Bank, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

2.
Security Agreement, dated as of June 11, 2012, by and among Molycorp, Inc., Molycorp Minerals, LLC, Molycorp Metals & Alloys, Inc., RCF IV Speedwagon Inc., PP IV Mountain Pass Inc., PP IV Mountain Pass II, Inc., each as grantors, and Wells Fargo Bank, National Association, as collateral agent.

3.	Patent Security Agreement, dated on or about June 11, 2012, by Molycorp Minerals, LLC in favor of Wells Fargo Bank, National Association, as collateral agent.

4.	Patent Security Agreement, dated on or about April 2014, by Molycorp Minerals, LLC in favor of Wells Fargo Bank, National Association, as collateral agent.

5.	Trademark Security Agreement, dated on or about June 11, 2012, by Molycorp Minerals, LLC in favor of Wells Fargo Bank, National Association, as collateral agent.

6.	Trademark Security Agreement, dated on or about April, 2014, by Molycorp Minerals, LLC in favor of Wells Fargo Bank, National Association, as collateral agent.

7.
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of August 15, 2012, as amended by that certain Amendment No. 1 to Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing dated December 4, 2013, by Minerals in favor of Wells Fargo Bank, National Association, as successor to First American Title Insurance Company, as trustee, for the benefit of Pari Passu Collateral Agent, as recorded in the Official Records of the County of San Bernardino, California on August 16, 2012, as document number 2012-0329064.

8.	Share Pledge Agreement, dated as of September 5, 2014, by Molycorp, Inc., Molycorp Luxembourg Holdings S.à.r.l., and Wells Fargo Bank, National Association, as collateral agent.

9.
Pledge Agreement, dated September 6, 2012, by and among Molycorp Minerals, LLC and Wells Fargo Bank, National Association, as collateral agent, pursuant to which shares in Molycorp Silmet AS were pledged.

10.	Deposit Account and Sweep Investment Control Agreement, dated as of October 31, 2012, by and among Molycorp Metals & Alloys, Inc., Molycorp Minerals, LLC, Wells Fargo Bank,

National Association, as bank, and Wells Fargo Bank, National Association, as collateral agent.

11.
Securities Account Control Agreement, dated September 11, 2012, by and among Molycorp, Inc., Wells Fargo Bank, National Association, acting through its Investment Group, and Wells Fargo Bank, National Association, as collateral agent.

Schedule 6.1

Existing Indebtedness

None.

In addition, for the avoidance of doubt, Borrower (or its Subsidiaries) has the following existing Indebtedness:

1.	Approximately $26,604,032 of Capital Lease obligations that is deemed to be outstanding under Section 6.1(b)(xi) of the Credit Agreement;

2.
$172,500,000 of Indebtedness pursuant to the 2018 Notes, $6,000,000 of which is deemed to be outstanding under Section 6.1(b)(xi) of the Credit Agreement and $166,500,000 of which is deemed to be outstanding under Section 6.1(b)(xviii) of the Credit Agreement; and

3.	Approximately $9,870,873 of Indebtedness incurred by Foreign Subsidiaries of Borrower that is deemed to be outstanding under Section 6.1(xvi) of the Credit Agreement.

Schedule 6.2

Existing Liens

None.

EXHIBIT A TO
CREDIT AGREEMENT
FUNDING NOTICE
[________], 201[_]
Reference is made to the Credit Agreement, dated as of September [__], 2014 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MOLYCORP, INC., a Delaware corporation (“Borrower”), the Lenders party thereto from time to time, OCM MLYCO CTB LTD., an exempted company formed under the laws of the Cayman Islands, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as First Priority Collateral Agent (together with its permitted successor in such capacity, “First Priority Collateral Agent”).
Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make a Loan to Borrower in a principal amount of $[__________] in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):
Borrower hereby certifies that as of the Credit Date:
(i)    the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(ii)    no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default;
(iii)    Consolidated Adjusted EBITDA is equal to or greater than $20,000,000 for each of the two Fiscal Quarters immediately preceding delivery of the financial statements delivered to Lender pursuant to Section 5.01(a) or Section 5.01(b) for the most recently completed Fiscal Quarter prior to the Credit Date; and
(iv)    production at the Mountain Pass Facility is equal to or greater than 4,000 metric tons for each of the immediately preceding two Fiscal Quarters prior to the Credit Date.
The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to Borrower are as follows:

Bank Name:    _______________________
Bank Address:    _______________________
ABA Number:    _______________________
Account Number:    _______________________
Attention:    _______________________
Reference:    _______________________

Date: [mm/dd/yy]    MOLYCORP, INC.
By: ___________________________________
Name:
Title:

EXHIBIT B TO
CREDIT AGREEMENT
COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.    I am the Chief Financial Officer of MOLYCORP, INC., a Delaware corporation (“Borrower”).
2.    I have reviewed the terms of that certain Credit Agreement, dated as of September [__], 2014 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the Lenders party thereto from time to time, OCM MLYCo CTB Ltd., an exempted company formed under the laws of the Cayman Islands, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as First Priority Collateral Agent (together with its permitted successor in such capacity, “First Priority Collateral Agent”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by the attached financial statements.
3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.
MOLYCORP, INC.
By: ______________________________
Name:
Title: Chief Financial Officer

EXHIBIT C TO
CREDIT AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations in connection with its Loans or Commitment, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________ [and is an Affiliate/Related Fund of [_____]] [Assignor is not a Defaulting Lender]
3.	Borrower:	Molycorp, Inc.
4.	Administrative Agent:	OCM MLYCo CTB Ltd. (together with its permitted successor in such capacity), as the administrative agent under the Credit Agreement
5.	Credit Agreement:
The Credit Agreement dated as of September [__], by and among Molycorp, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto from time to time, Administrative Agent and OCM MLYCo CTB Ltd., as First Priority Collateral Agent (together with its permitted successor in such capacity, “First Priority Collateral Agent”)

6.	Assigned Interest[s]:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$______________	$______________	____________%
$______________	$______________	____________%
$______________	$______________	____________%

Effective Date: ______________, 201__

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]
Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:
Wire Instructions:

[NAME OF ASSIGNEE]
Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:
Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNOR
[NAME OF ASSIGNOR]
By:_______________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:_______________________
Title:

[Consented to:
MOLYCORP, INC.,
as Borrower

By:_______________________
Title:]

2 Borrower consent determined by the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee (or Credit Approved Eligible Assignee, as applicable) under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1
From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.
[remainder of page intentionally left blank]

EXHIBIT D-1 TO
CREDIT AGREEMENT
CLOSING DATE CERTIFICATE
September [_], 2014
THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
1.    We are, respectively, the Chief Executive Officer and the Chief Financial Officer of MOLYCORP, INC., a Delaware corporation (“Borrower”).
2.    We have reviewed the terms of Section 3 of the Credit Agreement, dated as of September [__], 2014 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the Lenders party thereto from time to time, OCM MLYCO CTB LTD., an exempted company formed under the laws of the Cayman Islands, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as First Priority Collateral Agent (together with its permitted successor in such capacity, “First Priority Collateral Agent”), and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.
3.    Based upon our review and examination described in paragraph 2 above, we certify, on behalf of Borrower, that as of the date hereof:
(i)    the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(ii)    no valid order, injunction,  litigation or other proceeding (private or governmental) effective to delay or seeking to preclude the closing of the transactions contemplated by the Credit Agreement, the Magnequench Financing or the Sale Leaseback or to modify the terms thereof in a manner adverse to Oaktree in any material respect exists; and
(iii)    no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
4.    Except as otherwise disclosed and included as exhibits to public filings made by Borrower, attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the (a) Financing Agreements, (b) Pari Passu Indenture and (c) Pari

Passu Collateral Documents, each of which is in full force and effect and, in each case we have reviewed the terms of each of such documents and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to in paragraph 3.
[remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first set forth above.
MOLYCORP, INC.

By: _______________________
Name: Geoffrey R. Bedford
Title: Chief Executive Officer

By: _______________________
Name: Michael F. Doolan
Title: Chief Financial Officer

EXHIBIT D-2 TO
CREDIT AGREEMENT
SOLVENCY CERTIFICATE
September [___], 2014
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.    I am the Chief Financial Officer of MOLYCORP, INC., a Delaware corporation (“Borrower”) and I am delivering this certificate solely in my capacity as Chief Financial Officer and not in any individual capacity.
2.    Reference is made to that certain Credit Agreement, dated as of September [__], 2014 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the Lenders party thereto from time to time, OCM MLYCo CTB Ltd., an exempted company formed under the laws of the Cayman Islands, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as First Priority Collateral Agent (together with its permitted successor in such capacity, “First Priority Collateral Agent”).
3.    I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with the Financing Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
4.    Based upon my review and examination described in paragraph 3 above, I certify, in my capacity as Chief Financial Officer of Molycorp, Inc. and not in any individual capacity, that as of the date hereof, after giving effect to the borrowing of the Loans on the date hereof, the consummation of the Magnequench Financing and Sale Leaseback and any rights of contribution, the Credit Parties are, on a consolidated basis, Solvent.
[remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first set forth above.

MOLYCORP, INC.

By: ________________________
Name: Michael F. Doolan
Title: Chief Financial Officer